Exhibit 10.15.1

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

Among

ALASKA ENERGY AUTHORITY;

MUNICIPALITY OF ANCHORAGE, ALASKA

d.b.a. MUNICIPAL LIGHT AND POWER;

CHUGACH ELECTRIC ASSOCIATION, INC.;

GOLDEN VALLEY ELECTRIC ASSOCIATION, INC.;

ALASKA ELECTRIC GENERATION and

TRANSMISSION COOPERATIVE, INC.

November 18, 2011

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6.1.1	Right of First Refusal	16

6.1.2	Allocation of Transfer Capability	16

6.1.3	Emergency Operations	16

Section 6.2	Determination of MITCR	17

6.2.1	Methodology	17

6.2.2	Unused MITCR	17

6.2.3	Right to Contractually Transfer MITCR	17

6.2.4	IMC Authority to Change Capacity Allocation Methodology	18

6.2.5	New State Power Projects	18

Section 6.3	Maximum Intertie Transfer Capability	18

Section 6.4	Improvements to the Intertie	19

6.4.1	Development of Improvements	19

6.4.2	Requests for Improvements	19

6.4.3	Responsibility for Cost of Improvements	20

6.4.4	Right to Make Improvements – Required Work	20

6.4.5	Notice	20

Section 6.5	Additional Project Taps	20

Article 7. Costs for Intertie Transfer Rights		21

Section 7.1	Intertie Costs	21

7.1.1	Costs to Be Shared by Participants and Users	21

7.1.2	Annual Budget and Fiscal Year	22

Section 7.2	Calculation of Intertie Costs and Rates	22

7.2.1	Participant and User Estimates, Participant Historical Data	22

7.2.2	IMC Estimates	22

7.2.3	Comments	23

7.2.4	IMC Determination of Estimated Intertie Usage	23

7.2.5	Energy Rate	23

7.2.6	Capacity Rate	23

Section 7.3	Allocation of Intertie Costs	23

7.3.1	Participant and User Payments	23

7.3.2	Annual Payment of Intertie Costs	24

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7.3.3	Monthly Use	24

7.3.4	Excess Revenues	24

7.3.5	Revenue Deficiencies	24

Article 8. Intertie Management Committee		24

Section 8.1	Establishment of the Intertie Management Committee, Right to Vote	24

8.1.1	Eligibility to Vote	25

8.1.2	Minutes	25

Section 8.2	Adoption of Procedural Rules or Bylaws	25

Section 8.3	Effect of Abstention	25

Section 8.4	Meetings by Electronic Communication	25

Section 8.5	IMC Responsibilities	25

8.5.1	IMC Responsibilities and AEA Duties	25

8.5.2	IMC Approvals	26

Section 8.6	IMC Actions	26

8.6.1	Intertie Operation	26

8.6.2	Intertie User Agreements	26

8.6.3	Non-Compliance Appeals	26

8.6.4	O&M and Scheduling	27

8.6.5	Budget	27

8.6.6	Cost Allocation and Payment Schedule	27

8.6.7	Maximum Capability and Capacity Allocation	27

8.6.8	Determination of Actual Payment Obligation	27

8.6.9	Funding Methods	28

8.6.10	Improvements	28

8.6.11	Maintenance	28

8.6.12	Creation of Reserve Fund	28

8.6.13	Procurement of Services	28

8.6.14	Miscellaneous	28

Section 8.7	Payment Obligation Unimpaired	28

Section 8.8	AEA’s Ability to Perform Required Work	28

Section 8.9	Payment Obligation and Rights of Review	29

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Section 8.10	AEA Authority to Collect Payments and Disburse Funds	29

Article 9. Operating Committee		29

Section 9.1	Establishment of the Operating Committee	29

9.1.1	Establishment	29

9.1.2	Representatives	29

Section 9.2	Meetings of the Operating Committee	30

9.2.1	Meetings	30

9.2.2	Voting	30

9.2.3	Minutes	30

9.2.4	Expenses	30

9.2.5	Meetings by Electronic Communication	30

Section 9.3	Operating Procedures	30

Article 10. Operation of the Intertie		31

Section 10.1	Responsibility for Operation of the Intertie	31

10.1.1	Responsible Participants	31

10.1.2	AML&P and MEA Responsibilities	31

10.1.3	GVEA Responsibilities	31

10.1.4	Joint Responsibilities	32

10.1.5	Contracting	33

10.1.6	Load Balancing	33

Section 10.2	Suspension of Work in Performance of Operational Duties	33

Section 10.3	Budget for Operation of the Intertie	33

10.3.1	Budget Process	33

10.3.2	Participant Comments	33

10.3.3	IMC Establishes Budget	34

10.3.4	IMC Determinations and Payment of AML&P and GVEA	34

10.3.5	Payment if IMC Unable to Determine Fixed Cost Fee	34

Section 10.4	Accounting and Records	34

Section 10.5	Audits	34

10.5.1	Request for Audit	34

10.5.2	State Audit	35

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Section 10.6	Payment of Operators	35

Section 10.7	Change in Ownership or Control	35

Section 10.8	Critical Repairs and Maintenance	35

Article 11. Scheduling of Capacity and Energy on the Intertie		35

Section 11.1	Scheduling Responsibility	35

11.1.1	Southern Group	35

11.1.2	Northern Group	36

11.1.3	Coordination	36

Section 11.2	Capacity and Energy Schedules	36

11.2.1	Participant Hourly Schedules	36

11.2.2	Advanced Scheduling	36

11.2.3	Procedure	36

11.2.4	Short-term Scheduling	36

11.2.5	Modification of Scheduling Procedures	36

Section 11.3	Intertie Schedule Limitations	36

Section 11.4	Transmission Service to Access the Intertie	37

Article 12. Maintenance of the Intertie Facilities		37

Section 12.1	Maintenance Responsibility	37

12.1.1	Responsibility for Maintenance Practices	37

12.1.2	Availability	37

Section 12.2	Maintenance Budget and Costs	37

12.2.1	Development of Budget	37

12.2.2	Cost Records	37

Article 13. Measurement of Electric Power and Energy		38

Section 13.1	Required Metering Facilities	38

Section 13.2	Access to Metering Facilities and Data	38

Section 13.3	Installation and Maintenance	38

Article 14.	Transmission Losses	38

Section 14.1	Intertie Transmission and Transmission Service Losses	38

14.1.1	Method of Determination of Losses	38

14.1.2	Compensation for Losses	39

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14.1.3	Schedules	39

Section 14.2	Intertie Transmission Loss Compensation	39

Article 15. Rights of Users		39

Article 16. Open Access Principles		39

Section 16.1	Definition	39

Section 16.2	Purpose	39

Section 16.3	Implementation of Capacity Allocation Methodology	40

16.3.1	New Methodology	40

16.3.2	Statutory Conditions	40

16.3.3	Priority for AEA Contracts	40

16.3.4	Alternative Allocation of Intertie Capacity	40

16.3.5	Federal Acquisition Regulations	41

Section 16.4	Public Process	41

Section 16.5	Availability of Information	41

Section 16.6	Review of Methodology	41

Article 17. Billing and Payments		42

Section 17.1	Billing	42

Section 17.2	Billing Disputes	42

Section 17.3	Payment of Sanctions	42

Article 18. Insurance and Liability		42

Section 18.1	Insurance	42

Section 18.2	Types of Insurance	43

18.2.1	Workers’ Compensation Insurance	43

18.2.2	Comprehensive General Liability Insurance	43

Section 18.3	Other Insurance Coverage Requirements	43

18.3.1	Participants’ Cost Responsibility	43

18.3.2	Users’ Insurance Requirements	43

18.3.3	Coverage and Certificates	43

Article 19. Review of Decision		44

Section 19.1	Review of IMC Decision	44

Section 19.2	Initiation of Review	44

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Article 31. Agreement Approval and Transmittal	50

Article 32. Construction of Agreement	51

Exhibit A – Former AS 44.83.380

Exhibit B – Definitions

Exhibit C – Form of New Participant Addendum

Exhibit D – Former AS 44.83.398(f)

Exhibit E – Intertie Facilities Diagram

Exhibit F – Form of User Agreement

Exhibit G – Sample MITCR Calculation

Exhibit H – Reserve Capacity and Operating Reserve Responsibility Agreement

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Incorporated Exhibits

Exhibit A – Former AS 44.83.380

Exhibit B – Definitions

Exhibit C – Form of New Participant Addendum

Exhibit D – Former AS 44.83.398(f)

Exhibit E – Intertie Facilities Diagram

Exhibit F – Form of User Agreement

Exhibit G – Sample MITCR Calculation

Exhibit H – Reserve Capacity and Operating Reserve Responsibility Agreement

Page 9 of 53 – Amended and Restated Alaska Intertie Agreement

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

Among

ALASKA ENERGY AUTHORITY;

MUNICIPALITY OF ANCHORAGE, ALASKA

d.b.a. MUNICIPAL LIGHT AND POWER;

CHUGACH ELECTRIC ASSOCIATION, INC.;

GOLDEN VALLEY ELECTRIC ASSOCIATION, INC.;

ALASKA ELECTRIC GENERATION and

TRANSMISSION COOPERATIVE, INC.

This agreement (“Agreement”), is made and entered into this 18th day of November, 2011 (“Effective Date”), between ALASKA ENERGY AUTHORITY, a public corporation of the State of Alaska (“AEA”); MUNICIPAL LIGHT AND POWER, a department of THE MUNICIPALITY OF ANCHORAGE, ALASKA, (“AML&P”); CHUGACH ELECTRIC ASSOCIATION, INC., a not-for-profit electric cooperative membership corporation of the State of Alaska (“CEA”); GOLDEN VALLEY ELECTRIC ASSOCIATION, INC., a not-for-profit electric cooperative membership corporation of the State of Alaska (“GVEA”); ALASKA ELECTRIC GENERATION and TRANSMISSION COOPERATIVE, INC., a not-for-profit electric cooperative membership corporation of the State of Alaska (“AEG&T”). These entities, other than AEA, and subsequent qualifying signatories to this Agreement shall be referred to individually as “Participant” or collectively as “Participants.”

WITNESSETH

WHEREAS, AML&P, CEA, GVEA, and AEG&T each own and operate electric utility facilities and/or are engaged in the business of providing Capacity and Energy to customers; and

WHEREAS, it is expected that entities other than the Participants will also use the Intertie; and

WHEREAS, the State of Alaska funded and AEA constructed the Intertie and made these electrical transmission facilities available to the Utility Participants under the Original Agreement for Capacity and Energy transactions to benefit Railbelt customers, ensure delivery of energy from State-owned projects, and improve reliability and economical Capacity and Energy deliveries to the Utility Participants’ customers under the former Alaska Energy Program established by former AS 44.83.380 (attached as Exhibit A); and

WHEREAS, the Participants entered into the Original Agreement to improve the reliability of their interconnected electrical systems and engage in transactions for electrical Capacity and Energy with each other under individual contractual arrangements between the Participants using the Intertie; and

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WHEREAS, the Intertie interconnected the Railbelt electric utility systems so that they operate in electrical synchronism; and

WHEREAS, AEA and the Participants desire to establish the Intertie Management Committee (“IMC”) and provide it with primary responsibility for the governance, control, operation, maintenance, repair, and improvement of the Intertie; and

WHEREAS, AEA and the Participants desire to set forth the responsibilities and rights of all users of the Intertie (“Users”); and

WHEREAS, it is desirable to maintain the reliable operation of the Alaska Intertie for all Users; and

WHEREAS, it is desirable to have uniformly applicable standards for maintaining and enforcing reliability on the Intertie; and

WHEREAS, the Utility Participant Parties to the Original Agreement are also Parties to the Reserve Capacity and Operating Reserve Responsibility Agreement, a separate and independent contract that was made Addendum No. 1 to the Original Agreement in order to provide for the reliable operation of the Intertie and the interconnected Railbelt electrical system; and

WHEREAS, it is desirable for all Users to execute an Intertie User Agreement (“User Agreement”) under the same terms and conditions and to be subject to the same operating policies and procedures, Reliability Standards, and compliance measures in keeping with Open Access principles; and

WHEREAS, the IMC is the appropriate organization to transition Intertie operations and policies to Open Access principles; and

WHEREAS, the management of the Intertie will be most effective if the IMC membership is made up of representatives of AEA and electric utilities who are qualifying Participants; and

WHEREAS, AEG&T shall be allowed to terminate its Participant status immediately upon its execution of this Agreement; and

WHEREAS, the members of AEG&T, Homer Electric Association, Inc. a not-for-profit electric cooperative membership corporation of the State of Alaska (“HEA”) and, Matanuska Electric Association, Inc. a not-for-profit electric cooperative membership corporation of the State of Alaska (“MEA”) individually shall have the one-time opportunity to become Participants immediately upon their timely execution of a New Participant Addendum; and

WHEREAS, the United States Army and the City of Seward individually shall be allowed to become a Participant immediately upon their timely execution of a New Participant Addendum;

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THEREFORE, in consideration of the mutual covenants in this Agreement, AEA and the Participants agree as follows:

Article 1.

DEFINITIONS

Definitions are as specified in Exhibit B, attached hereto and incorporated herein by this reference. Exhibit B shall remain in effect during the term of this Agreement, but may be amended from time to time in the manner provided in Article 27, AMENDMENTS.

Article 2.

TERM AND EFFECTIVE DATE

Section 2.1	Effective Date

This Agreement supersedes the Original Agreement, and shall become effective immediately upon its execution by AEA and the Participants. This Agreement shall remain in full force and effect unless otherwise terminated as provided herein.

Section 2.2	Termination

2.2.1	Mutual Consent. This Agreement may be terminated at any time by the mutual consent of all Participants.

2.2.2	Participant and AEA. Any Participant may terminate its participation in this Agreement by giving at least thirty-six (36) months advanced written notice and paying or settling all of its outstanding obligations for Intertie Costs existing before the effective date of its termination, and including any other obligations related to Intertie financing or other funding or sanctions for non-compliance with Reliability Standards. AEA may terminate this Agreement by giving at least thirty-six (36) months advance written notice, and, if applicable, paying any amounts it is obligated to pay that were due and owing before the effective date of its termination. Termination of this Agreement is conditional upon AEA making a determination that such action is required to improve power systems serving utilities in the Railbelt. Unless it is otherwise agreed in writing, any Participant that terminates its participation shall be liable only for those Intertie Costs and other obligations that existed before the effective date of its termination, as set out above.

2.2.3	AEA Financial Obligations. In the event AEA incurs, or intends to incur, financial obligations that are recoverable from the Participants pursuant to Article 7, COSTS FOR INTERTIE TRANSFER RIGHTS, the Participants’ requirement to provide advanced written notice of termination shall be thirty (30) calendar days. Termination under this Section shall not be effective until the terminating Participant has satisfied the requirements of Section 2.2.2, Participant and AEA.

2.2.4	Limitation for Financing. The Participants and AEA may agree to limit their respective rights under Sections 2.2.1, 2.2.2, and 2.2.3 to terminate this

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Agreement in conjunction with bond or debt financing for repairs or improvements to the Intertie. To be effective, any such limitation agreed to pursuant to this Section 2.2.4 shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

Article 3.

OPERATING AND RELIABILITY STANDARDS AND ENFORCEMENT

Section 3.1	Adoption of Operating Policies and Procedures, and Reliability Standards

The IMC shall determine the operating policies and procedures for handling the obligations and responsibilities for providing Reserve Capacity and Operating Reserves for the Intertie. The IMC shall have the authority to adopt and implement operating policies and procedures, Reliability Standards for the Intertie, and enforcement processes, including sanctions and other remedies. All Participants and Users shall be obligated to comply with all operating policies and procedures and Reliability Standards adopted by the IMC. All operating policies and procedures and Reliability Standards shall be adopted, applied and enforced by the IMC in a uniform, non-preferential, just and reasonable manner that is not unjustly discriminatory. The adoption, amendment, or modification of operating policies and procedures shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC. The adoption, amendment, or modification of Reliability Standards and enforcement processes, including sanctions and other remedies shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

3.1.1	AEA Responsibilities. AEA shall have the authority to void any operating policies and procedures or Reliability Standards that AEA reasonably believes would adversely affect the safe operation of the Intertie, breach AEA’s statutory mandates, or directly jeopardize AEA-owned Intertie assets in a manner that would be inconsistent with Prudent Utility Practices.

3.1.2	Notice Required. Except in the case of an emergency, AEA shall provide the IMC at least ten (10) business days prior written notice of its decision to void any operating policy and procedure or Reliability Standard.

Section 3.2	Compliance with Standards

In the event a User fails to comply with the Intertie operating policies and procedures or Reliability Standards, the User may be subject to any sanctions or other enforcement policies adopted by the IMC applicable to such non-compliance. Compliance with Intertie operating policies and procedures and Reliability Standards is a material obligation of this Agreement and the User Agreement.

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Section 3.3	Implementation – Participants and Users

All Users shall execute any necessary agreements and take such reasonable actions as may be requested by the IMC in order to implement operating policies and procedures or Reliability Standards and any sanctions for non-compliance approved by the IMC. Each Participant or User shall require or be responsible for all non-residential customers or generation projects on the Participant’s or User’s system to comply with all applicable operating policies and procedures or Reliability Standards approved by the IMC as a condition of connection to the Participant’s or User’s system. The IMC, excluding AEA, shall assist in the enforcement of this provision.

Section 3.4	Replacement of Reliability Standards

In the event Reliability Standards adopted by the IMC are replaced or superseded in whole or in part by the order of a state or federal regulatory agency or by the terms of a state or federal regulation or statute, the IMC shall make amendments to or terminate the Reliability Standards to the extent the IMC deems prudent or necessary upon such change in accordance with Section 3.1, Adoption of Operating Policies and Procedures, and Reliability Standards.

Section 3.5	Operating Committee

The Operating Committee, established under Article 9, OPERATING COMMITTEE, shall advise the IMC on setting operating policies and procedures for the Intertie. The members of the Operating Committee shall have experience and expertise in the operation of electric utility transmission and distribution systems and the Railbelt’s transmission system. The IMC shall give consideration to the group’s proposals and take action to adopt, modify or reject any such proposal within one-hundred-twenty (120) calendar days.

Section 3.6	Required Data Submissions.

Each Participant and User (or their designated agent or Designated Contractor) shall submit to the IMC all data as reasonably requested by the IMC, whether related to any operating policies and procedures, Reliability Standards, or otherwise. A Participant or User shall notify the IMC of its designation of an agent or Designated Contractor prior to having that agent submit any data on behalf of the Participant or User.

Section 3.7	AEA Power Project Compliance

AEA anticipates that Users engaging in Intertie Transactions for transporting power from state projects (such as AEA’s Bradley Lake Hydroelectric Project or future state-owned projects) will contractually assume responsibility for compliance with all applicable Intertie operating policies and procedures or Reliability Standards, and accept responsibility for any sanctions or other duties required of such Users by any operating policies and procedures or Reliability Standards. If Users transporting power from state projects assume those responsibilities, AEA or the state agency owning a power project shall not be directly or indirectly responsible for such compliance or sanctions absent their written agreement to assume such responsibility.

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Article 4.

PARTICIPANT

Section 4.1	Participant Defined

Participants will be responsible for the governance of the Intertie through participation in the IMC in accordance with Section 4.3 Membership In IMC. For purposes of this Agreement, a Participant is: an electric public utility with at least an Annual System Demand of 5MW of retail load, holding a Certificate of Public Convenience and Necessity from the Regulatory Commission of Alaska, or having other equivalent authority; and, having a certificated service territory, or other equivalent authority, with physical or contractual access to the Alaska Intertie for the transport of electric power. A Participant must also meet all of the requirements of and agree to comply with the terms of this Agreement. Participants shall execute a User Agreement to have the right to transport power on the Intertie.

Section 4.2	New Participant

An entity seeking Participant status shall execute a New Participant Addendum to this Agreement in the form attached as Exhibit C, and such other agreements as may be required by the IMC from time to time. The entity shall also be required to execute a User Agreement to have the right to transport power on the Intertie. The entity shall then give twenty-four (24) months written notice to AEA and the Participants of its intention to become a Participant. The entity shall become a Participant upon expiration of the twenty-four (24) month notice period required in this section and the IMC’s determination that all of the requirements of this Agreement have been completely satisfied. The IMC’s determination under this section shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

Section 4.3	Membership in IMC

An entity with Participant status shall be allowed, but not required, to appoint one member to the IMC. IMC members’ voting rights shall be as provided in Article 8, INTERTIE MANAGEMENT COMMITTEE.

Article 5.

WITHDRAWAL OF AEG&T AND OTHER PARTICIPANT AND USER STATUS

Section 5.1	Withdrawal of AEG&T

Notwithstanding the provisions of Section 2.2, Termination, AEG&T shall effect the termination of its Participant status under this Agreement immediately upon its execution of this Agreement.

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Section 5.2	Substitution of HEA and MEA, and Admission of City of Seward and the United States Army

Notwithstanding the provisions of Section 4.2, New Participant, HEA and MEA individually shall have the right to obtain Participant status immediately upon their execution of a New Participant Addendum in the form attached as Exhibit C, provided, however, that this right shall terminate twenty-four (24) hours after the termination by AEG&T pursuant to Section 5.1, Withdrawal of AEG&T. The City of Seward and the United States Army shall also have the right to obtain Participant status immediately upon execution of a New Participant Addendum in the form attached as Exhibit C if such execution occurs within twenty-four (24) hours of the execution of this Agreement by AEA and the Participants. In the event that United States Army has not obtained Participant status, then after July 2013, the United States Army shall have the right to become a User by executing a User Agreement and providing three (3) months written notice to the IMC, so long as the available Intertie Capacity is not fully subscribed.

Article 6.

MINIMUM RIGHTS OF THE PARTICIPANTS AND USERS TO USE INTERTIE FACILITIES

Section 6.1	Minimum Intertie Transfer Capability Rights (“MITCR”)

The established MITCR rights as well as the MITCR methodology for allocation of Capacity on the Intertie from the Original Agreement are temporarily retained in this Agreement and shall be administered by the IMC during the period from the Effective Date until July 1, 2013. The MITCR methodology is set forth in this Article 6. The IMC shall implement a new methodology for allocation of Capacity before July 1, 2013, which shall comply with the provisions of Article 16, OPEN ACCESS PRINCIPLES.

6.1.1	Right of First Refusal. For so long as the IMC has not amended or replaced the MITCR methodology, Participants shall have the right of first refusal to an allocated portion of the maximum Intertie transfer capability, as determined pursuant to Section 6.2, Determination of MITCR. Intertie Capacity not scheduled or used by the Participants for the purpose of transmitting or receiving Energy over the Intertie shall be allotted to the Participants in the manner provided in Section 6.2.2, Unused MITCR.

6.1.2	Allocation of Transfer Capability. The Intertie transfer capability shall be shared by the Participants in the Northern and Southern Groups in the manner described in Section 6.2, Determination of MITCR. If a Participant is not using part of its MITCR in either direction, other Participants shall have the right to use that unused part to make transfers across the Intertie, either as a purchase or a sale of Capacity and/or Energy, pursuant to a procedure adopted by the IMC.

6.1.3	Emergency Operations. During emergencies when it is necessary to use the Intertie to transfer Energy to maintain system integrity, a Participant’s MITCR

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will be adjusted by the IMC as required pursuant to Intertie operating policies and procedures and Prudent Utility Practices. To the extent practical, such adjustments shall be shared proportionally among all Participants in the affected Group(s).

Section 6.2	Determination of MITCR

6.2.1	Methodology. For so long as the IMC has not amended or replaced the MITCR methodology, the IMC shall determine the MITCR of each Participant each year prior to the final approval of the fiscal year budget, or when a new Participant becomes a Party to this Agreement. The MITCR of each Participant shall be calculated as follows:

MITCR shall be determined each year based on the average of the three most recent Annual System Demands submitted by each of the Participants under Section 7.2.1, Participant and User Estimates, Participant Historical Data. Temporary reductions of the maximum Intertie transfer capability may be required for periods due to maintenance, safety, or equipment failure. MITCR shall be determined separately for the Participants of the Northern Group and of the Southern Group. A Participant’s MITCR shall be the ratio of its average Annual System Demand to the sum of the average Annual System Demands of its respective group (Northern or Southern) multiplied by the maximum Intertie transfer capability set forth in Section 6.3, Maximum Intertie Transfer Capability.

6.2.2	Unused MITCR. MITCR not used by a Participant shall be available to the other Participants in the same group (i.e., Northern Group or Southern Group) in the same proportion as remaining Participants’ MITCR is to the total MITCR of the remaining Participants in the group that are allocating the unused MITCR. If no Participant chooses to use the unused MITCR, the IMC may make it available to any User subject to the requirements set forth in Section 8.6.7, Maximum Capability and Capacity Allocation. Unless otherwise agreed upon, a Participant whose unused MITCR is being used by other Participant(s) or User(s) shall have the right to its full entitlement immediately upon notification to the Participant(s) or User(s) using its MITCR.

6.2.3	Right to Contractually Transfer MITCR. A Participant has the right to transfer on a contractual basis all or part of its MITCR to other Participants or Users with reasonable written notice to all Participants. A Participant whose unused MITCR is being used by another Participant or User under this Section 6.2.3 shall be paid by the using Participant or User a prorated amount of the Intertie Capacity Rate determined by the following formula:

P = ICR/12 x CP x HR/THR where:

P – is the monthly payment due to the Participant whose MITCR, or portion thereof, is being used by another Participant or User;

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ICR/12 – is the relevant monthly Intertie Capacity Rate as defined in Section 7.2.6, Capacity Rate, of this Agreement;

CP – is the average amount of Capacity in kilowatts which is used by another Participant;

HR – is the number of hours in the month during which the unused MITCR was scheduled by another Participant or User; and

THR – is the total number of hours in the relevant month.

6.2.4	IMC Authority to Change Capacity Allocation Methodology. The IMC shall have the authority to amend or replace the Intertie Capacity allocation methodology with a different methodology. Any amendment or replacement of the Intertie Capacity allocation methodology shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA. In amending or replacing the Intertie allocation methodology, the IMC shall employ Open Access principles to the extent practicable.

6.2.5	New State Power Projects. The IMC shall amend or replace the Intertie Capacity allocation methodology if requested by AEA to facilitate the transfer of power from a new state-owned generation project, provided, that the then-existing rights of Participants and Users for firm service shall be preserved.

Section 6.3	Maximum Intertie Transfer Capability

The maximum transfer capability of the Intertie is 78 MW, net of losses, unless and until it is changed pursuant to this section. No provision of this Agreement shall prohibit the IMC from temporarily reducing the maximum Intertie transfer capability for maintenance, equipment failure, safety considerations, or other reasonable causes in compliance with Prudent Utility Practices. Such temporary reductions of maximum Intertie transfer capability shall proportionally reduce the rights of each Participant and User, for that temporary period. The IMC, upon the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA, shall have the authority to change the maximum Intertie transfer capability.

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Section 6.4	Improvements to the Intertie

6.4.1	Development of Improvements. Modifications, additions, deletions and changes to the Intertie (“Improvements”) shall be designed and constructed so as not to reduce the Intertie’s reliability. All Improvements shall be implemented in accordance with Prudent Utility Practice and, with commercially reasonable consideration of the costs and benefits of such improvements.

6.4.1.1 Except as provided in Section 6.4.1.2, the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA, shall be required to approve any Improvements. The design and specifications, including engineering studies for proposed Improvements to the Intertie shall be submitted to the IMC for review and approval. The IMC may require additional studies. Approval of the design and specifications of Improvements shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

6.4.1.2 AEA shall have the right to make Improvements to the Intertie, including taps to provide electrical services at locations that AEA deems beneficial and reasonable. Costs related to Improvements covered by this Section 6.4.1.2 will not be deemed to be Intertie Costs unless such Improvements are of direct benefit to the Participants and/or Users as determined in advance by the IMC under Section 6.4.3, Responsibility for Cost of Improvements. The design for such Improvements shall be submitted to the IMC for review and comment. The comments of the IMC shall be incorporated into the design of the Improvements as they relate to maintaining the Intertie’s reliability.

6.4.1.3 The IMC shall not unreasonably delay the implementation of any Improvements provided for under Section 6.4, Improvements to the Intertie.

6.4.2	Requests for Improvements. Participants and Users, individually or otherwise, shall have the right to request the IMC to make Improvements.

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Each request shall include a detailed written explanation of the requested Improvement and demonstrate its compliance with the requirements of Section 6.4.1, Development of Improvements.

6.4.3	Responsibility for Cost of Improvements. The cost of Improvements may be apportioned among the requesting Participants and Users pursuant to a written agreement and may be adjusted to include other sources of funding. If there is no such written agreement, an Improvement shall be made at the expense of the requesting Participant(s), User(s), and/or AEA (AEA only if the Improvement is undertaken pursuant to Section 6.4.1.2) unless the IMC determines prior to performing the Improvement that the Improvement directly benefits other Participants or Users, or may provide direct benefit to other Participants or Users in the future, in which case the cost of the requested Improvements shall be deemed Intertie Costs. The IMC may also, but shall not be required to, determine that the cost of an Improvement shall be born only by the group of directly benefitted Participant(s) or User(s) if some will not be directly benefitted. The IMC shall have the right to consider the cause or need for any Improvements when making its determination of cost responsibility. The IMC shall also determine prior to performing the Improvement whether the cost of such Improvements shall be recovered in the Intertie Energy Rate or in the Intertie Capacity Rate. AEA shall be the owner of all Improvements without regard to the sources of funding. The determination and setting of the responsibility for payment of costs associated with an Improvement and any allocation of recovery between the Intertie Energy Rate and the Intertie Capacity Rate shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

6.4.4	Right to Make Improvements – Required Work. AEA shall have the right to require Improvements to the Intertie as provided in Section 8.8, AEA’s Ability to Perform Required Work.

6.4.5	Notice. The IMC shall give reasonable advanced notice to all Participants before approving any Improvements as provided in this Article 6.

Section 6.5	Additional Project Taps

Terms and conditions applicable to new taps and interconnections for new projects shall be subject to, and shall be handled in accordance with, the rules, Reliability Standards, and procedures in effect at the time the tap or interconnection is constructed and as they may be amended from time to time. This Section shall also apply to proposed temporary taps or interconnections.

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Article 7.

COSTS FOR INTERTIE TRANSFER RIGHTS

Section 7.1	Intertie Costs

7.1.1	Costs to Be Shared by Participants and Users. Costs incurred in operating and maintaining the Intertie and the annual debt service on any bonds or other debt issued by AEA or contractual obligations incurred by AEA or the IMC for the Intertie facilities, including those incurred for renewals, replacements, repairs, Required Work, and Improvements, (“Intertie Costs”) shall be shared by the Participants and Users. Intertie Costs shall be identified in accordance with the provisions of former Alaska Statute 44.83.398(f) (attached as Exhibit D) and this Agreement. Participants and Users shall also contribute to the recovery of Intertie Costs through rates and charges approved by the IMC. At a minimum, the following costs shall be included in Intertie Costs:

7.1.1.1 “Operation and Maintenance Costs” are all operation costs as provided for in Article 10, OPERATION OF THE INTERTIE, and all maintenance costs as provided for in Article 12, MAINTENANCE OF THE INTERTIE FACILITIES, and including any replacements in the ordinary course of operations, plus any applicable taxes, but excluding uninsured losses or liability resulting from deductible or self-insured retention provisions of property or liability insurance policies, respectively.

7.1.1.2 “Extraordinary Maintenance and Replacement Costs” are uninsured losses or liabilities resulting from deductible or self-insured retention provisions of property or liability insurance policies, costs of facility maintenance, renewals, and replacements.

7.1.1.3 “Annual Debt Service Cost” is interest on, and amortization sufficient to retire over their term, any bonds or other debt issued by AEA for construction, renewals, replacement, repairs or Improvements of the Intertie facilities, plus the debt service coverage or other financial performance factors determined by AEA to be necessary for the marketability of bonds issued by it and as provided in any bond covenants, resolutions or similar obligations.

7.1.1.4 “Reserve Fund” is the amount necessary, as determined by the IMC, to provide a prudent level of reserves to fund the operation and maintenance of the Intertie and the Intertie Costs specified in this Section 7.1, Intertie Costs. The Reserve Fund shall be maintained as a separate and distinct fund to be held, managed, invested, disbursed and administered by AEA in accordance with criteria approved by the affirmative vote of a

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minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA. All money deposited in the Fund shall be used solely for the purposes set forth in this Agreement. AEA shall keep and maintain records pertaining to the Reserve Fund, and all disbursements therefrom, in accordance with its general practices and procedures in effect from time to time and in compliance with GAAP.

7.1.1.5 Station service costs.

7.1.1.6 “Cost of Improvements” those costs determined in accordance with Section 6.4.3, Responsibility for Cost of Improvements.

7.1.2	Annual Budget and Fiscal Year. The IMC will estimate and budget Intertie Costs annually for the ensuing fiscal year, July 1 to June 30, subject to AEA’s review and approval. The IMC shall develop annually a preliminary operating budget from: the Intertie maintenance budget; the Intertie operating budget; the Annual Debt Service costs; and, AEA’s administrative expense associated with the Intertie. Unless otherwise agreed in writing by the Participants, the preliminary Intertie budget shall be provided to the Participants and made available to the public for their review at least thirty (30) days before the IMC meeting where the budget will be approved. Written comments shall be submitted to AEA and the IMC by the date established by the IMC. The Participants shall be provided no less than thirty (30) days to comment. Based on the preliminary Intertie budget and the comments from the Participants, the IMC shall annually establish the Intertie operating budget and submit it to the AEA for review and approval.

Section 7.2	Calculation of Intertie Costs and Rates

7.2.1	Participant and User Estimates, Participant Historical Data. The IMC shall establish a schedule and format that the Participants and Users with valid contracts for service on the Intertie shall use to submit their projected usage of the Intertie for the upcoming fiscal year. Unless directed to do otherwise by the IMC, Participants and Users shall also submit, at the same time, their three most recent Annual System Demands for the calculation of MITCR under Section 6.2, Determination of MITCR, or as required by the IMC for the allocation of Intertie Capacity.

7.2.2	IMC Estimates. The IMC shall prepare a preliminary Intertie annual usage estimate in kilowatt hours (“kWh”) and provide the same to the Participants and Users no later than the date the preliminary Intertie budget is submitted to the Participants for comment. The preliminary Intertie annual usage estimate provided under this Section with the use of projected or other relevant

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information shall in no event be less than the amount equal to 30 percent of the kWhs that could be transferred by continuous operation of the Intertie at the maximum rated fiscal-year transfer Capacity (as currently established under Section 6.3, Maximum Intertie Transfer Capability). The projected usage shall not exceed the total projected usage of the Participants and Users so long as their combined usage is in excess of the 30 percent as provided in this Section 7.2.2.

7.2.3	Comments. Participants and Users may provide comments to the IMC on the preliminary Intertie annual usage estimate, which shall be considered by the IMC in making its final estimate for the following fiscal year.

7.2.4	IMC Determination of Estimated Intertie Usage. Based upon the Participants’ and Users’ preliminary Intertie annual usage estimates and comments received, the IMC shall establish the estimated annual Intertie usage in kWhs for the following fiscal year.

7.2.5	Energy Rate. The “Intertie Energy Rate” for the following fiscal year, expressed in dollars per kWh, shall be calculated by dividing 83.5 percent of the total budgeted Intertie Costs as determined in the Intertie budget under Section 7.1, Intertie Costs, by the annual Intertie usage as established under Section 7.2.4, IMC Determination of Estimated Intertie Usage.

7.2.6	Capacity Rate. The “Intertie Capacity Rate” for the following fiscal year. expressed in dollars per kW, shall be calculated by dividing 16.5 percent of the total budgeted Intertie Costs as determined in the Intertie budget established under Section 7.1, Intertie Costs, by the sum of the Participant’s or User’s Intertie Capacity rights allocations.

Section 7.3	Allocation of Intertie Costs

7.3.1	Participant and User Payments. Each Participant and User shall be obligated to pay to AEA, for the account of the IMC, monthly the sum of the following:

7.3.1.1 The Participant’s or User’s scheduled use of the Intertie for the month multiplied by the Intertie Energy Rate in effect for the fiscal year; plus,

7.3.1.2 The Participant’s Intertie Capacity rights allocation, determined in accordance with this Agreement, multiplied by one-twelfth of the Intertie Capacity Rate in effect for the fiscal year or the Participant’s obligation as calculated pursuant to Section 6.2.3, Right to Contractually Transfer MITCR, if applicable; plus,

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7.3.1.3 Each User’s Intertie Capacity rights allocation, determined in accordance with this Agreement, multiplied by the monthly Intertie Capacity Rate in effect for that period multiplied by the number of months of the fiscal year that the User has a contract for the use of Intertie Capacity or as determined pursuant to Section 7.3.1.2.

7.3.2	Annual Payment of Intertie Costs. The IMC shall have the authority to convert the Participants’ and Users’ payment obligation, or any portion thereof, to one annual payment, which shall be due and payable at the beginning of the fiscal year. Any such annual payment shall be based on each Participant’s or User’s projected use of the Intertie to the extent usage has not been scheduled.

7.3.3	Monthly Use. For billing purposes only, the scheduled use of the Intertie in any month shall be the greater of the actual energy transferred or the product of the scheduled Intertie transfer at the Intertie Point of Interconnection and the number of hours each schedule was in effect during that calendar month.

7.3.4	Excess Revenues. Should the annual revenues received from all sources under Section 7.3.1, Participant and User Payments, exceed actual annual Intertie Costs, the revenues in excess of the Intertie Costs shall be allocated to the contributing Participants and Users in proportion to the total dollar amount paid by all parties for use of the Intertie in the fiscal year, or portion thereof, in which the revenues were accrued. The IMC shall authorize AEA to refund the Participants and Users their proportionate share of this excess.

7.3.5	Revenue Deficiencies. Should the revenues received under Section 7.3.1, Participant and User Payments, be less than the actual Intertie Costs, the revenue deficiency shall be allocated between the Participants and Users in the same proportional manner as revenues are re-allocated between the Participants and Users under Section 7.3.4, Excess Revenues, of this Section. The IMC shall authorize AEA to bill the Participants and Users their proportionate share of this deficiency.

Article 8.

INTERTIE MANAGEMENT COMMITTEE

Section 8.1	Establishment of the Intertie Management Committee, Right to Vote

AEA and the Participants hereby establish an Intertie Management Committee. The IMC shall be the governing body with the authority to control, operate, maintain, repair, and perform Improvements of the Intertie in accordance with the terms of this Agreement. The IMC shall consist of the representative appointed by AEA and the representatives appointed by each of the Participants, which shall be either their Chief Executive Officer, General Manager, or Executive Director. Each Participant shall be entitled to only one representative, appointed pursuant to

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Section 4.3, Membership in IMC, and one vote on the IMC. AEA shall also be entitled to only one representative and one vote on the IMC. Under no circumstances shall AEA or a Participant have, or have the right to control, more than one vote on the IMC or have more than one voting representative, directly or indirectly, through another organization with which it is an affiliate or has an agency relationship. Each IMC member entitled to vote may name one representative to serve on the IMC and one designated alternate for that representative. A representative or designated alternate may be an employee of a Designated Contractor of the IMC Member. Each IMC member shall notify all other IMC members in writing of the names, addresses, and telephone numbers of its representative and designated alternate. After it is established, the IMC shall meet at least twice each year. Meetings of the IMC and any committees of the IMC shall, to the extent practicable, be open to the public.

8.1.1	Eligibility to Vote. Participants that are not current on their financial obligations for Intertie Costs or any other costs or assessments approved by the IMC shall not be eligible to vote on matters before the IMC and shall not be considered a member of the IMC for purposes of voting, or for calculating the Annual System Demand of Participants or Users for purposes of allocating Intertie Capacity.

8.1.2	Minutes. Written minutes shall be kept for all meetings of the IMC, and all decisions or agreements made by the IMC shall be reduced to writing, including all matters voted upon and each member’s vote on those matters.

Section 8.2	Adoption of Procedural Rules or Bylaws

The IMC shall adopt and maintain rules and procedures governing the operation of the IMC (“IMC Bylaws”). The IMC Bylaws shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA, to be effective. The IMC Bylaws shall address, among other matters, procedures for the selection of IMC officers, the conduct of IMC meetings, the approval or possible pre-approval of consultants, the modification of the IMC’s procedural rules, and to the extent not otherwise specified in this Agreement, the specific voting requirements for approval of matters to be decided by the IMC.

Section 8.3 Effect of Abstention. For purposes of voting on any matter before the IMC, each abstaining Participant or AEA Representative shall not be counted towards any voting requirement. The minimum percentage required to transact business shall be determined from the total number of IMC Members not abstaining.

Section 8.4 Meetings by Electronic Communication. The IMC may elect to meet by electronic communication so long as all members can be heard and hear all of the proceedings.

Section 8.5	IMC Responsibilities

8.5.1	IMC Responsibilities and AEA Duties. AEA, as the legal owner of the Intertie, a potential issuer of debt related to the Intertie, and the agency

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charged by statute with various duties affecting or affected by the Intertie, has or may have assigned to it, certain rights, duties, and responsibilities with respect to the Intertie. For example, AS 44.83.396(e) imposes on AEA the duty to (a) review and approve the annual budget for the operation and maintenance of the project, and (b) assure that the project is being operated efficiently and in a manner that is consistent with national standards for the industry and agreements with any bondholders. (See also, Section 8.8, AEA’s Ability to Perform Required Work.) Subject only to such AEA rights, duties, and responsibilities, the IMC shall be responsible for the management, operation, maintenance, and improvement of the Intertie. The IMC members, Participants, and Users are the beneficiaries of the prudent management of the Intertie and shall bear their respective share of Intertie Costs in accordance with the terms of this Agreement. All Users have a shared and substantial long-term financial interest in the Intertie facilities. The IMC shall undertake responsibility for the prudent management and reliable operation of the Intertie on behalf of AEA, for the benefit of the Participants and Users.

8.5.2	IMC Approvals. IMC approval of the sufficiency of the annual budget, rates, and the allocation of Intertie Capacity, shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

Section 8.6	IMC Actions

The IMC shall have the authority to take the actions set forth in this section, subject only to the provisions of any applicable bond resolutions, federal and state law, the requirements of licensing and regulatory agencies, and the rights of AEA, the Participants, and Users under other provisions of this Agreement.

8.6.1	Intertie Operation. Develop, adopt, and enforce operating policies and procedures and Reliability Standards applicable to the Intertie. See Section 3.1, Adoption of Operating Policies and Procedures, and Reliability Standards.

8.6.2	Intertie User Agreements. Adopt standard terms and conditions for User Agreements for Intertie Transactions in accordance with this Agreement and incorporating Open Access principles. Adopt a three (3) month termination provision in certain User Agreements in accordance with Section 5.2, Substitution of HEA and MEA, and Admission of City of Seward and the United States Army, and Section 16.3.5, Federal Acquisition Regulations.

8.6.3	Non-Compliance Appeals. Provide procedures for Users to appeal: (i) Operating policies and procedures; ii) Reliability Standards non-compliance determinations; or iii) sanctions imposed for non-compliance with Reliability Standards.

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8.6.4	O&M and Scheduling. Arrange for the operation and maintenance of the Intertie and the scheduling of power transfers on the Intertie.

8.6.5	Budget. Adopt, and revise if prudent to do so, each fiscal year a budget of Intertie Costs for that fiscal year. The adopted or revised budget shall be reasonably estimated by the IMC to be sufficient to pay all Intertie Costs and shall be made available to the public at the time it is distributed to Participants. The IMC shall establish the fiscal year budget in accordance with Article 7, COSTS FOR INTERTIE TRANSFER RIGHTS, and a schedule established by the IMC.

8.6.6	Cost Allocation and Payment Schedule. Establish for each fiscal year the estimated annual allocation of Intertie Costs for each Participant and User together with a schedule for each Participant’s and Users’ required monthly payments during that fiscal year, pursuant to Sections 7.2, Calculation of Intertie Costs and Rates, and 7.3, Allocation of Intertie Costs. The payment schedule shall be designed to recover the Participant’s or User’s share of the estimated annual Intertie Costs during the fiscal year and as revised during such Year to reflect any approved changes to the budget of annual Intertie Costs for that fiscal year. The IMC also shall determine the costs to be collected from Users for Intertie Transactions. Such costs shall be determined and applied based upon just, fair, reasonable, and not unduly discriminatory principles and in compliance with Article 16, OPEN ACCESS PRINCIPLES. The approval of the allocation of Intertie Costs, payment schedule, and the costs to be collected for Intertie Transactions shall require the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

8.6.7	Maximum Capability and Capacity Allocation. Establish the maximum Intertie transfer capability in accordance with Section 6.3, Maximum Intertie Transfer Capability. Determine each Participant’s and User’s rights to Intertie Capacity pursuant to any methodology adopted under Article 6, MINIMUM RIGHTS OF THE PARTICIPANTS AND USERS TO USE INTERTIE FACILITIES. The IMC shall consider the Participant’s or User’s reserve obligations and equitably preserve any Participant’s and User’s Intertie operational rights existing as of the Effective Date that are valid and effective at the time of the IMC’s determination. The IMC shall have the right to consider the cause or need for such operational rights when making its determination.

8.6.8

Determination of Actual Payment Obligation. Determine after the conclusion of each fiscal year the actual annual Intertie Costs for that fiscal year, the actual annual Payment Obligation of each Participant or User for that fiscal year, and the amount of any additional payment required from or the amount

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of any refund to each Participant or User to ensure that the total of all payments received from each Participant or User for each fiscal year is equal to that Participant’s or User’s actual annual Payment Obligation for the fiscal year, pursuant to Sections 7.3.3, Excess Revenues, and 7.3.4, Revenue Deficiencies.

8.6.9	Funding Methods. Evaluate and select methods of carrying out and funding Improvements, whether by recommending AEA’s issuance of bonds or otherwise.

8.6.10	Improvements. Evaluate and approve Improvements and determine the required level of funding for approved Improvements under Sections 6.4.2, Requests for Improvements, 6.4.3, Responsibility for Cost of Improvements, 6.4.4, Right to Make Improvements – Required Work, or as otherwise provided in this Agreement.

8.6.11	Maintenance. Adopt maintenance schedules for the Intertie that do not unreasonably interfere with the operations of the Participants.

8.6.12	Creation of Reserve Fund. Establish and maintain a Reserve Fund, which meets the requirements set forth in Section 7.1.1.4.

8.6.13	Procurement of Services. Procure services the IMC requires so long as sufficient budgeted funds are available for those services and the procedures for such procurements are in compliance with the IMC’s Bylaws and any applicable Alaska law or regulation.

8.6.14	Miscellaneous. Provide for all things necessary to carry out the responsibilities and obligations set forth in this Agreement and in the IMC Bylaws.

Section 8.7	Payment Obligation Unimpaired

Notwithstanding any action or inaction by AEA or the IMC under this Agreement, each Participant’s or User’s obligation to make payments necessary to pay their allocated percentage share of Intertie Costs under Section 7.3, Allocation of Intertie Costs, of this Agreement and all other amounts to be paid under this Agreement (“Payment Obligation”) shall be absolute and unimpaired. Each Participant and User shall make all payments as required as a result of action taken by the IMC under this Agreement or an action taken by AEA pursuant to Section 6.4.4, Right to Make Improvements – Required Work, or Section 8.8, AEA’s Ability to Perform Required Work.

Section 8.8	AEA’s Ability to Perform Required Work

In the event the IMC fails to take any of the actions set forth in this Agreement in a timely fashion or fails to take any other action which the AEA believes to be a required action with

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respect to the management, operation, maintenance or improvement of the Intertie, and as a result the AEA determines that it will be unable to meet any of its obligations imposed by bond resolutions, by this Agreement, by any licensing or regulatory agency, or by statute, or as otherwise is necessary to keep the Intertie in good and efficient operating condition, consistent with (1) prudent economics for the Intertie and the Participants and Users, and (2) national standards for the industry (“Required Work”) then the AEA may: (a) adopt a budget of Annual Intertie Costs; (b) estimate the Payment Obligation of each Participant in accordance with the methodology set forth in this Agreement; (c) require each Participant to make payments on the basis of such estimated Payment Obligation; or (d) cause the Required Work to be performed; and (e) take such other action as the AEA deems reasonably necessary to meet such obligations. All actions and determinations under this Section 8.8 shall be taken in accordance with Prudent Utility Practice. The comments of the IMC regarding Required Work related to Improvements shall be given great weight and incorporated into the design of the Improvements as they relate to the operation and reliability of the Intertie.

Section 8.9	Payment Obligation and Rights of Review

Making a payment as required under this Agreement shall not constitute a waiver of any of the Participant’s or User’s rights under this Agreement. Any Participant or User may seek review of actions by the IMC by means of the procedures in Article 19, REVIEW OF DECISION.

Section 8.10	AEA Authority to Collect Payments and Disburse Funds

The IMC hereby delegates to AEA the authority to invoice and collect from Participants or Users any Payment Obligations due and owing under this Agreement and to make payments on behalf of the IMC for Intertie operations, maintenance or other Intertie related expenses arising under this Agreement. AEA shall hold funds collected in one or more separate accounts designated for Alaska Intertie purposes until such funds are obligated for Intertie operations or maintenance and used to pay Intertie Costs. Interest and/or investment income earned on invested funds shall be credited to the IMC. The IMC shall have the right to audit all funds held by AEA on behalf of the IMC as well as the transactions associated therewith.

Article 9.

OPERATING COMMITTEE

Section 9.1	Establishment of the Operating Committee

9.1.1	Establishment. The IMC shall establish a committee for the purpose of recommending operating policies and procedures under the direction of the IMC and assisting in the implementation of any policies and procedures approved by the IMC (the “Operating Committee”).

9.1.2

Representatives. Each Participant may, but is not required to, designate a representative to act on its behalf, which shall be done in writing (“Representative”). Such Representatives shall meet the requirements of Section 3.5, Operating Committee. Each Participant may also designate an

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alternate who may act in the stead of its Representative at the option of that Participant. A Participant may at any time change, remove or designate its representative or alternate, and shall promptly notify in writing the other Participants of any change in such designation. The members of The Operating Committee shall designate a member to be Chairman. Recommendations and decisions of the Operating Committee shall be adopted if approved by at least a majority of the Representatives appointed under this Section, unless otherwise provided in the bylaws of the committee. The AEA may designate a Representative to the committee who may vote on any matters.

Section 9.2	Meetings of the Operating Committee

9.2.1	Meetings. The Operating Committee shall meet at least once each year and at such other times as deemed necessary by its Chairman or the IMC and shall to the extent practicable, be open to the public.

9.2.2	Voting. The Operating Committee may determine the manner of voting on matters that come before it. All decisions of the Operating Committee affecting the Participants, the Intertie, or its Users shall be subject to the review and approval of the IMC.

9.2.3	Minutes. Written minutes shall be kept for all meetings of the Operating Committee, and all decisions or agreements made by the Operating Committee shall be reduced to writing including all matters voted upon and each member’s vote on those matters.

9.2.4	Expenses. The Operating Committee shall prepare and submit an expense budget to the IMC under Section 10.3, Budget for Operation of the Intertie, annually to provide for Operating Committee expenses other than the expenses of each Operating Committee Representative, which shall be borne by the Operating Committee Representative.

9.2.5	Meetings by Electronic Communication. The Operating Committee may elect to meet by electronic communication so long as all members can be heard and hear all of the proceedings.

Section 9.3	Operating Procedures

The Operating Committee shall recommend operating policies and procedures and standard practices to the IMC for the guidance of dispatchers and other employees and shall recommend arrangements for metering, communications, and other services and facilities. All such operating policies and procedures and standard practices shall be subject to the approval of the IMC pursuant to Section 3.1, Adoption of Operating Policies and Procedures, and Reliability Standards, and shall conform with any Reliability Standards adopted by the IMC. The Operating Committee has no authority to modify any of the provisions of this Agreement or to modify or set rates for Intertie services.

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Article 10.

OPERATION OF THE INTERTIE

Section 10.1	Responsibility for Operation of the Intertie

10.1.1	Responsible Participants. AML&P and GVEA are hereby delegated the responsibility for the operation of the Intertie on behalf of the IMC. The operation of the Intertie shall be in compliance with the guidelines of this Agreement, the operating policies and procedures established by the IMC, and in compliance with any applicable Reliability Standards. The IMC may at any time designate another Participant to assume such responsibility from GVEA or AML&P with the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA. Upon such designation by the IMC, the name of the new operator(s) shall be deemed substituted for the name of the old operator(s) in this Article 10, OPERATION OF THE INTERTIE, as appropriate.

10.1.2	AML&P and MEA Responsibilities. AML&P shall be responsible for the operation of the southern assets of the Intertie including, but not limited to, coordination with other utilities, the terminal facilities, communication facilities, the Intertie transmission line, and other facilities south of the Douglas Substation (more specifically illustrated and defined in the Intertie Facilities Diagram in Exhibit E of this Agreement). The Douglas Substation Intertie facilities shall be managed by AML&P and shall be deemed to be the point of demarcation between the Intertie Operators.

10.1.2.1 AEA has contracted with MEA under the 1984 Joint Use Agreement for use of approximately five and one-half (5.5) miles of MEA’s right-of-way and constructed transmission facilities that are a part of the Intertie to the Teeland Substation. This being presently a part of the Intertie, the IMC delegates to AML&P, and AML&P assumes the responsibility for operation of this portion of the transmission facilities. AEA delegates to MEA and MEA assumes responsibility for maintenance of this portion of the transmission facilities. Nothing contained in this Agreement shall be deemed to modify any portion of the 1984 Joint Use Agreement.

10.1.3

GVEA Responsibilities. GVEA shall be responsible for the operation of the northern assets of the Intertie, including but not limited to, coordination with other utilities, the terminal facilities, communication facilities, the Intertie transmission line, and other facilities north of the Douglas Substation (as more

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specifically illustrated and defined in the Intertie Facilities Diagram in Exhibit E of this Agreement). The Douglas Substation Intertie facilities shall be managed by AML&P and deemed to be the point of demarcation between Operators.

10.1.4	Joint Responsibilities. AML&P and GVEA acting in concert shall:

10.1.4.1 Coordinate all the activities and transactions involving the Intertie operation;

10.1.4.2 Coordinate Intertie Transactions to ensure that at all times, to the extent possible, the Intertie System is operated to: provide reliable and economical service; optimize the availability of the Intertie within practical operational and cost constraints; and; ensure the Intertie is fully subscribed;

10.1.4.3 Comply with, monitor compliance with, and enforce the operating policies and procedures and Reliability Standards;

10.1.4.4 Coordinate the scheduling of all Intertie Transactions by the Participants in the Northern and Southern Groups in accordance with the provisions of this Agreement, and inform all Participants of the scheduled transactions;

10.1.4.5 Develop procedures for restoration of service on the Intertie for interruptions due to either Scheduled or Forced Outages, and have personnel trained to carry out such operational procedures to ensure Intertie reliability;

10.1.4.6 Maintain communications with each other and the other Participants using prudent methods of data acquisition sufficient for reliable system control of the operation of the Intertie;

10.1.4.7 Maintain complete and accurate hourly records of all operations, Intertie Transactions, and activities involving the Intertie, and promptly publish and distribute such records to all Participants at regular intervals as established by the Operating Committee (any Participants who desire it shall be provided, at their own expense, direct access to all telemetry gathered from the Intertie);

10.1.4.8 Coordinate the responsibilities delegated to them in this Agreement to minimize duplication and ensure efficient operation of the Intertie;

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10.1.4.9 Abide by the terms and conditions of other contracts or agreements involving the operation of the Intertie, so long as they do not conflict with this Agreement;

10.1.4.10 Operate the Intertie in a safe, reliable, and responsible manner consistent with Prudent Utility Practices, the directives and instructions of the Operating Committee, and any applicable Reliability Standards.

10.1.5	Contracting. The IMC may, to the extent permitted by law, contract with other Participants and qualified contractors to maintain transmission facilities under IMC control.

10.1.6	Load Balancing. The Operating Committee shall recommend operating policies and procedures and standard practices to the IMC to guide load balancing responsibilities performed by the Intertie Operators and any Control Area operators interconnected with the Intertie.

Section 10.2	Suspension of Work in Performance of Operational Duties

The AEA or IMC may order AML&P and/or GVEA, or any other entity responsible for operation of the Intertie, in writing to suspend, delay, or interrupt all or any part of the work involved in operation of the Intertie for such period of time as AEA or the IMC determines to be appropriate for the convenience of, and in the best interest of, the operation of the Intertie.

Section 10.3	Budget for Operation of the Intertie

10.3.1	Budget Process. For purposes of calculation of unit Intertie Costs pursuant to Section 7.2, Calculation of Intertie Costs and Rates, of this Agreement, AML&P and GVEA may develop and submit to the IMC a suggested scope of operations and a budget for operation of the Intertie upon thirty (30) days written notice to the IMC. The budget developed by the Intertie Operators may include all direct expenses and an allocated portion of such other expenses as interest, depreciation and margin requirements, among others. All costs allocated to the Intertie Operator budget shall be consistent with AML&P’s and GVEA’s respective utility system operations and generally accepted utility accounting principles. Unless otherwise agreed upon, the IMC shall provide AML&P and GVEA submittals to the Participants for their review and comments prior to the inclusion of such costs in Intertie Costs. The Participants shall be provided no less than thirty (30) days to comment.

10.3.2	Participant Comments. Participants may provide written comments on the preliminary scope of operations and related budget requirements to the IMC pursuant to a schedule adopted by the IMC. The Participants shall be provided no less than thirty (30) days to comment.

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10.3.3	IMC Establishes Budget. Based on the preliminary scope of operations and budget and the comments received, the IMC shall establish the final Intertie operating budget under the schedule established in Section 8.6.5, Budget.

10.3.4	IMC Determinations and Payment of AML&P and GVEA. If AML&P and GVEA submit a budget under Section 10.3.1, Budget Process, the IMC shall determine the final scope of operations and related budget requirements that will be deemed to be the fixed cost fee for operation of the Intertie for the ensuing fiscal year. Unless otherwise agreed, the IMC shall pay each of AML&P and GVEA pursuant to Section 10.6, Payment of Operators.

10.3.5	Payment if IMC Unable to Determine Fixed Cost Fee. If the IMC is unable to determine the fixed cost fee for operation of the Intertie, then AML&P and GVEA may each determine, using records and accounts maintained under Section 10.4, Accounting and Records, the cost to their respective systems to provide operation of the Intertie in accordance with this Agreement and shall bill the IMC monthly for these services. The IMC will then reimburse AML&P and GVEA under Section 10.6, Payment of Operators.

Section 10.4	Accounting and Records

In maintaining accounts for operation of the Intertie, AML&P and GVEA will follow the system of accounts prescribed for public utilities and licensees by the Federal Energy Regulatory Commission, conform to Section 12.2.2, Cost Records, and GAAP. AML&P and GVEA will furnish the IMC such operating and financial statements relating to operation of the Intertie as may be reasonably requested by AEA or the IMC. If receipt of such operating and financial statements is unduly delayed, the IMC may, with its own staff, perform all work necessary to collect such data as reasonably necessary. Such work shall be performed at a time and in a manner to prevent unreasonable interference with AML&P and GVEA operations.

Section 10.5	Audits

10.5.1	Request for Audit. At the discretion of AEA or the IMC or by request of a majority of the Participants, an audit shall be conducted with respect to the matters provided for in this Agreement by independent auditors according to such programs and procedures as agreed to by the Participants, and all Participants shall be furnished copies of the report. The cost of performing such audits shall be shared by the Participants in the same proportion as their MITCR or share of Intertie Capacity share during the period covered by the audit or as determined by the IMC. The Participants, their agents, and any other party involved with the operation of the Intertie, shall provide and/or make available the information and records required for the audit. The cost of any audit required by a Participant that is beyond the above scope deemed necessary by the IMC shall be borne by such Participant.

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10.5.2	State Audit. AML&P and GVEA shall allow their books of accounts to be audited with respect to matters provided for in this Agreement by such state officials or agencies as may be authorized and directed by law to make those audits. To the extent permitted by law, Participants shall have the same authority to audit the books of accounts of the IMC and AEA with respect to the operation of the Intertie.

Section 10.6	Payment of Operators

If a fixed cost fee for operation of the Intertie is established under Section 10.3.4 of this Article, then within thirty (30) days of the end of each month the IMC shall pay to AML&P and GVEA one-twelfth of their respective yearly fixed cost fees for operation of the Intertie. If the Participants have not agreed upon a fixed cost fee for operation of the Intertie under Section 10.3.4 of this Article, then the IMC shall reimburse AML&P and GVEA within thirty (30) days of the receipt of their invoices. At all times, however, such reimbursement is subject to adjustment in the event of errors, the resolution of disputes, or as the result of audit findings.

Section 10.7	Change in Ownership or Control

If there is any change in the ownership, ownership structure, control of, or right to control an entity delegated responsibility for the operation of the Intertie on behalf of the IMC, or any such change regarding an entity delegated any other responsibility related to the operation or maintenance of any portion of the Intertie facilities, then the IMC may designate another Participant, or such other entity as it deems appropriate, to assume those responsibilities. The IMC’s designation shall be accomplished in the same manner as set forth in Section 10.1.1, Responsible Participants.

Section 10.8	Critical Repairs and Maintenance

In the event that immediate action is required to preserve the reliability or safe operation of the Intertie, the operators shall have the right to engage qualified contractors or qualified members of their own staff to effect such repairs as are reasonably necessary pursuant to Prudent Utility Practices. The costs for such repairs shall be Intertie Costs. In the event an Operator has not performed, or cannot perform, repairs or maintenance on Intertie facilities for which it is responsible, and such delay or failure jeopardizes the immediate safety, reliability, or operation of the Intertie pursuant to Prudent Utility Practices, the affected Participants shall have the same right to effect such repairs or maintenance. The costs for such repairs or maintenance shall be Intertie Costs.

Article 11.

SCHEDULING OF CAPACITY AND ENERGY ON THE INTERTIE

Section 11.1	Scheduling Responsibility

11.1.1	Southern Group. AML&P shall have the responsibility for scheduling transfers on the Intertie for the Participants and Users of the Southern Group

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and coordinating them with GVEA under: (i) the provisions of this Agreement; (ii) any operating policies and procedures or Reliability Standards; and (iii) the procedures adopted by the IMC.

11.1.2	Northern Group. GVEA shall have the responsibility for scheduling transfers on the Intertie for the Participants and Users of the Northern Group and coordinating them with AML&P under: (i) the provisions of this Agreement; (ii) any operating policies and procedures or Reliability Standards; and (iii) the procedures adopted by the IMC.

11.1.3	Coordination. AML&P and GVEA shall each have the responsibility for coordinating schedules within their respective Groups.

Section 11.2	Capacity and Energy Schedules

11.2.1	Participant Hourly Schedules. The amount of electric Capacity used and Energy to be transferred on the Intertie under this Agreement will be based upon hourly schedules provided by the Participants and Users.

11.2.2	Advanced Scheduling. Capacity and Energy shall be scheduled on an hourly basis and the schedules may be made for the next hour(s), day(s), week(s), or month(s) in advance if allowed by the operating policies and procedures.

11.2.3	Procedure. Schedules for all transfers on the Intertie shall be furnished to the respective Intertie Operators before 3:00 P.M. prevailing local time each day for Capacity used and Energy to be delivered across the Intertie for each clock hour of the following 24-hour period. If the IMC determines that it is prudent to do so, this schedule shall be updated each day and an additional six-day schedule will be furnished to provide a continuing seven-day schedule.

11.2.4	Short-term Scheduling. Short-term schedules of transfers on the Intertie may not be made or changed on an hour-by-hour basis unless coordinated in advance with the Intertie Operators. Operators will use their best efforts to accommodate changes.

11.2.5	Modification of Scheduling Procedures. Modifications to scheduling procedures shall be required to be adopted by the IMC before implementation to be effective.

Section 11.3	Intertie Schedule Limitations

The maximum schedule of Capacity and Energy of any Participant or User on the Intertie shall be limited to their individual Intertie Capacity rights as allocated under this Agreement, either by the MITCR methodology or the methodology adopted by the IMC under Section 6.2.4, IMC Authority to Change Capacity Allocation Methodology.

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Section 11.4	Transmission Service to Access the Intertie

Each Participant and User shall have the sole responsibility for scheduling any service(s) required, on the intervening transmission systems for transfers of Energy or Capacity to and from the Alaska Intertie, in compliance with the applicable tariff schedules of the Participants or utilities involved.

Article 12.

MAINTENANCE OF THE INTERTIE FACILITIES

Section 12.1	Maintenance Responsibility

12.1.1	Responsibility for Maintenance Practices. The IMC shall maintain the Intertie facilities that AEA owns or for which AEA has contracted use arrangements. The IMC shall provide for the maintenance of the Intertie facilities by contracting with qualified parties to perform maintenance on its behalf. Maintenance shall be scheduled, coordinated, and accomplished in accordance with Prudent Utility Practices so as to minimize disturbances on the Intertie that would impair service on the Participants’ systems.

12.1.2	Availability. The Intertie shall be maintained in good working condition, optimizing the availability of the Intertie within practical operational and cost constraints. After a failure on the Intertie, the Intertie shall be returned to service in the shortest possible time within the constraints of practical maintenance procedures and Prudent Utility Practices.

Section 12.2	Maintenance Budget and Costs

12.2.1	Development of Budget. The IMC shall develop an annual maintenance budget and a schedule for the maintenance on the Intertie each year based on the budgets developed by the contractors providing Intertie maintenance. This budget will be reviewed with the Participants and Users sufficiently in advance of the commencement of the fiscal year covered so that each Participant or User will be able to submit its comments for consideration prior to finalization of the budget. Budgets for more than one year will be required for the Participants’ and Users’ long range fiscal planning requirements. The IMC will prepare and furnish the Participants and Users a copy of the long range fiscal requirements for the Intertie, or a forecast of such requirements.

12.2.2	Cost Records. AEA, in cooperation with the IMC, shall maintain complete and accurate records of costs associated with maintenance of the Intertie. Costs associated with maintenance of the Intertie will be recorded using the system of accounts prescribed for public utilities and licensees by the Federal Energy Regulatory Commission.

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Article 13.

MEASUREMENT OF ELECTRIC POWER AND ENERGY

Section 13.1	Required Metering Facilities

The electric power delivered through interconnection facilities of the Intertie shall be measured by nonreversible watt-hour meters and 15-minute interval demand meters.

Section 13.2	Access to Metering Facilities and Data

The IMC is responsible for the operation and maintenance of the facilities necessary to interface with points of interconnection. The equipment at these points of interconnection is necessary to provide for Intertie operation only. The IMC shall provide for the use of available metered Intertie data output for Participants or Users for the purpose of providing data necessary for their operations.

Section 13.3	Installation and Maintenance

The IMC shall agree upon the specifications for Intertie-related metering equipment before its installation. Each Participant hereby grants to all other Participants the right to install and maintain at the installing Participants’ cost, Intertie-related equipment in other Participants’ substations. Each Participant has the right to install and maintain, at its cost, equipment in another Participant’s substation only if the equipment is necessary to perform Intertie functions under this Agreement. The installation and maintenance shall be coordinated with staff of the Participant owning and operating the facilities on which the meters are to be installed. Ingress and egress shall be granted to the other Participants to install, remove, or maintain such equipment. Participants shall coordinate such activities.

Section 13.4.	Testing of Metering Equipment.

Participants, Users, and AEA, shall each, at its cost, have the right to require testing of metering equipment for accurate registration by a qualified third party. Such testing shall be coordinated with the Participant owning and operating the facilities on which the meters are installed. The IMC shall be responsible for taking appropriate action to resolve any inaccurate registration, plus or minus, that is not within tolerances approved by the IMC pursuant to Section 9.3, Operating Procedures.

Article 14.

TRANSMISSION LOSSES

Section 14.1	Intertie Transmission and Transmission Service Losses

14.1.1	Method of Determination of Losses. Losses in the Intertie System created by Intertie transfers shall be determined by the Intertie Operators through engineering studies, calculation, and power flow programs, and procedures as established by the Operating Committee.

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14.1.2	Compensation for Losses. The Participant or User supplying Capacity and Energy shall also provide power to compensate for losses which occur from the transfer. Such compensating power shall be provided at the time of the transfer unless otherwise agreed by the affected Participants or Users.

14.1.3	Schedules. Transfer schedules shall include losses associated with such transfers. When transfers reduce losses in a Participant’s system which is not a part of the Intertie, the losses in that system caused by the transfer shall be considered zero.

Section 14.2	Intertie Transmission Loss Compensation

Losses occurring due to Energy transfers shall be made up by in-kind deliveries of Energy and scheduled accordingly. All Energy usage that occurs in Intertie facilities within a Control Area will be allocated and charged to the operation of the Intertie in that Control Area. In each month, entities utilizing the Intertie will be allocated losses based on their percentage share of the Energy transferred in their respective Control Area. If no Energy is transferred, losses will be allocated according to MITCR shares.

Article 15.

RIGHTS OF USERS

The rights and responsibilities of a User shall be set out in a User Agreement adopted by the IMC pursuant to Section 8.6.2, Intertie User Agreements. Non-Participant Users shall not be directly responsible for the management, operation, maintenance or improvement of the Intertie, but shall have the same rights, obligations, and responsibilities as a Participant with respect to compliance with operating policies and procedures, any applicable Reliability Standards and the provisions of Section 8.7, Payment Obligation Unimpaired and Article 20, INDEMNITY.

Article 16.

OPEN ACCESS PRINCIPLES

Section 16.1	Definition

“Open Access” means that all potential Users of the Alaska Intertie shall be provided access to transmission service on the Alaska Intertie under common terms and conditions that are just and reasonable and not unjustly discriminatory, subject to a priority reservation of Capacity for power supply contracts with AEA projects, and equal access to Intertie system information the IMC has deemed critical for all potential Users.

Section 16.2	Purpose

The policies and procedures for the operation of the Intertie shall make use of Open Access principles where practicable.

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Section 16.3	Implementation of Capacity Allocation Methodology

The IMC shall use the process and principles in this Section 16.3 as guidance when developing a proposed allocation methodology for Intertie Capacity.

16.3.1	New Methodology. The IMC shall develop and implement a methodology for the allocation of Intertie Capacity, approved by AEA pursuant to Sections 6.2.4 IMC Authority to Change Capacity Allocation Methodology, and 8.6.7 Maximum Capability and Capacity Allocation, before July 1, 2013. The methodology shall use and incorporate Open Access and other principles set forth in this Article.

16.3.2	Statutory Conditions. The allocation of Intertie Capacity shall comply with statutory conditions, including that the allocation provide a method by which municipal electric, rural electric, cooperative electric, or private electric and regional electric authorities, or other persons authorized by law to engage in the distribution of electricity may secure a reasonable share of available Intertie Capacity (i.e., United States Army).

16.3.3	Priority for AEA Contracts. Participants or Users with contracts for power from a facility owned by AEA shall have a priority capacity reservation on the Intertie sufficient to accommodate the transfer of that contracted power throughout the term of the power supply contract with AEA. This priority shall be subject to rights of Participants and Users with firm contracts so long as the Participant or User materially satisfies its related obligations. Continued service under firm contracts will be guaranteed irrespective of whether another AEA-owned project is developed or additional transmission capacity is made available by AEA or another entity. In the event that additional transmission capacity is made available, however, the IMC shall have the right to supply transmission service to those Participants or Users by means of transmission paths other than the currently-existing Intertie so long as there is no degradation in the quality or amount of transmission capacity provided.

16.3.4	Alternative Allocation of Intertie Capacity. If the IMC has not developed and implemented a new methodology for the allocation of Intertie Capacity, approved by AEA, on or before July 1, 2013, then the MITCR allocation processes under Article 6 shall continue but in an expanded format. Absent an approved new methodology, after July 1, 2013, and notwithstanding the requirements of Section 4.2, New Participant, any User or potential User shall be entitled to become a “Participant” under and for purposes of Article 6 by (a) giving twenty-four (24) months written notice to AEA and the Participants of its intention to become a Participant under Article 6, and (b) executing a User Agreement, if one has not already been executed. Upon becoming a Participant under this section (referred to as a “Section 16.3.4 Participant) the entity shall obtain full rights to MITCR allocations under Article 6, MINIMUM RIGHTS OF THE PARTICIPANTS AND USERS TO USE INTERTIE FACILITIES.

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16.3.4.1 For purposes of calculating MITCR allocations under Section 16.3.4 and Article 6 for a User eligible to become a Participant only under Section 16.3.4 and that sells wholesale power to an electric utility, the number of “kilowatts-hours in any clock hour, attributable to Energy required during such hour for supply of Energy to a system’s consumers,” as that phrase is used in the definition of “System Demand,” shall include wholesale power sold to an electric utility, unless otherwise agreed in writing by the “Section 16.3.4 Participant.” Wholesale power sold to a Participant and included in the calculation of a “Section 16.3.4 Participant’s” MITCR may not be included in the calculation of the receiving Participant’s MITCR.

16.3.5	Federal Acquisition Regulations. A User Agreement with an organization that is required to follow the Federal Acquisition Regulations (FAR), may differ from the standard User Agreement in order to accommodate obligations to follow the FAR so long as the entity required to follow the FAR has provided the IMC with reasonable assurance that its financial obligations have been or will be satisfied.

Section 16.4	Public Process

The IMC shall publish its initial proposed allocation methodology for Intertie Capacity and request public comment no later than eighteen (18) months after the Effective Date of this Agreement. The IMC shall consider the public comments before finalizing an Intertie Capacity allocation methodology.

Section 16.5	Availability of Information

The IMC shall use a transparent approach to: (i) making Intertie system information available to all Users; (ii) allocating Capacity on the Intertie; (iii) planning for Improvements, planned outages, or increases in Intertie Capacity; (iv) developing the types of transmission service and the setting of the appropriate rate for each type (including ancillary services should it deem the provision of ancillary services appropriate); and (v) budgeting.

Section 16.6	Review of Methodology

The IMC shall request comments on the Capacity allocation methodology in effect once every three years following implementation of the new allocation methodology developed pursuant to Section 16.3, Implementation of Capacity Allocation Methodology.

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Article 17.

BILLING AND PAYMENTS

Section 17.1	Billing

Participants and User shall be invoiced monthly for their respective share of Intertie Costs, normally not later than fifteen (15) days after the end of the calendar month to which the bills apply. Bills shall be due and payable within fifteen (15) days from the date the bills are postmarked or hand-delivered. Interest on any unpaid amount from the date due until the date payment is received shall accrue at the annual legal rate under Alaska law for post-judgment interest, or pro rata fraction thereof. Interest collected pursuant to this section shall be credited to the IMC.

Section 17.2	Billing Disputes

If a Participant or User disputes the charges on an invoice, the Participant or User shall nevertheless pay the full amount when due and payable and give notification in writing, within ninety (90) days of the date the bill is rendered, to the AEA and IMC stating the grounds on which charges are disputed and the amount in dispute. If settlement of the dispute results in a refund, the refund shall include interest at the annual legal rate under Alaska law for post-judgment interest, or pro rata fraction thereof, from the date of overpayment to the date of refund.

Section 17.3	Payment of Sanctions

Any payments related to sanctions shall be administered as provided in any Reliability Standards adopted by the IMC.

Article 18.

INSURANCE AND LIABILITY

Section 18.1	Insurance

During the term of this Agreement, each Participant shall purchase and maintain liability insurance with a carrier or carriers satisfactory to AEA and the IMC covering injury to persons or property suffered by any Participant or a third party as a result of errors, omissions, or operations which arise both out of and during the course of this Agreement by the Participant or by any of its subcontractors, including injuries to all employees of the Participant and the employees of any of its subcontractors engaged in work under this Agreement. If approved by the IMC and AEA, a Participant that is legally eligible to do so may self-insure for the Workers’ Compensation Insurance and other types of insurance required by this Article. An insurance certificate in a reasonably satisfactory form or a copy of the insurance policies along with any undertaking to self-insure, shall be furnished to the Operating Committee, AEA and the IMC before beginning operations under this Agreement.

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Section 18.2	Types of Insurance

The Intertie insurance coverage and limits shall be reviewed by the IMC yearly and may be adjusted with the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA. The agreed coverage must be provided by each Participant to cover those operations of the Participant performed under this Agreement. The Alaska State Risk Management department may also review the coverage and limits, and any required changes to established coverage and limits shall be adopted.

18.2.1	Workers’ Compensation Insurance. Each Participant shall provide and maintain, for all employees of the Participant engaged in work under this Agreement, workers’ compensation insurance as required by AS 23.30.045, as it may be amended or replaced, or other Alaska or federal statue or regulation. The Participant is responsible for ensuring that any of its subcontractors who directly or indirectly provide services under this Agreement maintain workers’ compensation insurance to the extent required by law. The workers’ compensation insurance policy shall contain a waiver of subrogation in favor of the other Participants. Any Participant who is self-insured hereby waives subrogation in favor of the other Participants.

18.2.2	Comprehensive General Liability Insurance. Each Participant shall purchase and maintain comprehensive general liability insurance in an amount not less than the limits approved by the IMC. The other Participants shall be included as additional insureds on insurance required in this Agreement and shall not by their inclusion be responsible to the insurance carrier for payment of premiums therefor. These insurance policies must also contain a cross liability or severability of interest endorsement.

Section 18.3	Other Insurance Coverage Requirements

18.3.1	Participants’ Cost Responsibility. Each Participant will bear the cost of the required insurance. Insurance required to be maintained under this Agreement may be maintained as part of any other policy or policies of the Participant so long as the coverage of such policy or policies is substantially the same as if such coverage were maintained under a separate policy.

18.3.2	Users’ Insurance Requirements. The IMC may set minimum requirements for Users to be included in any User Agreement for Intertie service.

18.3.3	Coverage and Certificates. These policies must provide that any cancellation, non-renewal, or material change be upon not less than thirty (30) days notice to all named insureds. Each Participant must provide the AEA and IMC with evidence of insurance. Insurance companies or self-insurers shown on the certificate of insurance must have financial ratings acceptable to the AEA. Failure to furnish satisfactory evidence of insurance or lapse of the policy is a material breach of this Agreement.

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Article 19.

REVIEW OF DECISION

Section 19.1	Review of IMC Decision

Participants and Users may seek review of an IMC decision in the manner provided in this Article if they are directly affected by such decision. For review of IMC determinations of compliance or non-compliance with any operating policies and procedures or other IMC adopted standards, a Participant or User first must complete any review process specifically provided for in such policies, procedures, or standards. This Article shall not apply to AEA without AEA’s written consent.

Section 19.2	Initiation of Review

Any review process under this Article 19 must be initiated within fifteen (15) days after receipt of written notification of the disputed decision.

Section 19.3	Review Process

19.3.1	Settlement Conference. Within twenty (20) calendar days after the written request of any disputing party, or such longer time as mutually agreed upon, representatives of the IMC and the disputing parties’ senior management with direct authority to enter into a settlement agreement shall meet and make a good faith effort to resolve any dispute. In the event the representatives are unable to achieve a resolution, then the dispute shall be subject to mediation pursuant to this Section 19.3. Completion of the settlement conference procedure set out in this paragraph shall be a condition precedent to mediation under this Section unless one or more of the disputing parties refuses to attend the settlement conference as requested.

19.3.2

Disposition of Dispute. Any dispute(s) not resolved by the settlement conference convened pursuant to Section 19.3.1 above, shall be subject to mediation unless otherwise mutually agreed upon in writing. Within twenty (20) calendar days after receipt of a written notice of demand for mediation, or such longer time as mutually agreed upon, the IMC and disputing parties shall jointly select a single, neutral mediator and thereafter shall participate in the mediation in a good faith effort to resolve the dispute(s). If the parties are unable to mutually agree upon a mediator within 20 calendar days after receipt of the written demand for mediation, the mediator shall be selected by the presiding judge of the Superior Court for the Third Judicial District at Anchorage, Alaska, unless mutually agreed otherwise. Any mediator selected must have experience in the subject matter of the dispute. If the IMC and the disputing parties have not reached a settlement of the dispute(s) within an

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additional thirty (30) days after appointment of the mediator, or such longer period as they may agree, then they may file an action in a court of competent jurisdiction or pursue such other remedies as they may have.

Article 20.

INDEMNITY

Section 20.1	Responsibility; Cost of Indemnity

20.1.1	Costs of Indemnity. Each Participant shall be responsible for the costs and liability arising out of, or in any way connected with, the acts or omissions of the Participant, its agents (excluding other Participants), employees, or officers taken pursuant to or under color of this Agreement.

20.1.2	Participant Indemnity. Each Participant shall defend and indemnify the other Participants from and against any claim or liability, including any related loss or cost, caused by or resulting from the design, construction, installation, operation, or maintenance of any of the electric facilities owned, operated, or maintained by the indemnifying Participant or by reason of the acts or omissions of its agents, contractors, servants, or employees in connection therewith.

20.1.3	IMC Indemnity. To the fullest extent permitted by law, the IMC shall indemnify and hold its members, authorized agents, and officers harmless against all claims and liabilities which they or any of them incur as a party defendant to any proceeding, except one filed by or in the right of the IMC, based on any authorized action of any such person as a member of the IMC, an authorized agent of the IMC, or as an officer of the IMC within the scope of the member’s office.

20.1.4	User Agreements. The IMC shall include provisions in any agreements with Users that provide equivalent indemnity rights and responsibilities for such Users as those provided for and required of Participants in this Article provided, however, that this Section may not apply to AEA or other state entities.

Section 20.2	Comparative Negligence

Any liability, including costs of defense and attorney fees, for claims arising from the concurrent negligence of two or more Participants and/or Users will be apportioned according to the respective percentage of fault attributable to each Participant and/or User as determined by agreement or by the trier of fact.

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Article 21.

WARRANTY DENIAL AND EXCLUSIVITY OF CONTRACT

Section 21.1	AEA Denial of Warranty

AEA does not warrant the Intertie facilities it owns as fit for their intended use or the reliability or availability of the Intertie for intended operations covered by this Agreement.

Section 21.2	Exclusivity of Contract

The terms of this Agreement and any provisions adopted by reference or otherwise incorporated into this Agreement set forth the full intent and agreement of AEA and the Participants regarding the matters covered by this Agreement. However, this Agreement does not supersede related written agreements, such as the Intertie maintenance agreements between AEA and GVEA or AML&P, but is to be interpreted consistently with them.

Article 22.

UNCONTROLLABLE FORCES

Section 22.1	Limited Excuse of Performance.

A Participant will not be in default in performance of any obligation hereunder, other than the obligation to make payments as provided in this Agreement, if failure of performance is due to uncontrollable forces and without the fault or negligence of that Participant. Strikes, lockouts, and other labor disturbances are considered uncontrollable forces and nothing in this Agreement will require a Participant to settle a labor dispute against its better judgment.

Section 22.2	Suspension of Performance.

If a Participant, by reason of an uncontrollable force, is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than its obligations to pay money), then upon that Participant giving notice and the particulars of the uncontrollable force, its obligation to perform will be suspended during the continuance of, but only to the extent of, any inability so caused, but for no longer period thereof, and the effects of such cause shall, so far as possible, be remedied with all reasonable dispatch; provided, however, that the settlement of labor disputes shall be considered wholly within the discretion of the Participant involved. The affected Participant will not be responsible for its delay in performance under this Agreement to the extent caused by an uncontrollable force, nor will such uncontrollable force give rise to claim for damages or constitute default.

Article 23.

WAIVERS

Any waiver at any time by a Participant or the IMC of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay short of the statutory period of limitations in asserting or enforcing any right shall not be deemed a waiver of such right.

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Article 24.

SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES

Section 24.1	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives, or assigns of the respective Participants. However, no Participant shall assign this Agreement nor any part hereof without the express written consent of the IMC, which consent shall not be unreasonably withheld or delayed. Nor shall a Participant be relieved of its obligations hereunder by an assignment of less than all of the benefits and burdens hereunder or impose additional obligations or burdens on the other Participants by an assignment of this Agreement or any part hereof. The consent of the IMC under this section shall require at least the affirmative vote of a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA

Section 24.2	No Third-Party Beneficiaries

The provisions of this Agreement shall not create any rights in favor of any person, corporation, or association not a Participant in this Agreement, except as provided herein for Users, and the obligations herein assumed are solely for the use and benefit of the Participants to this Agreement.

Article 25.

GOVERNING LAW

This Agreement is made subject to, and shall be governed by and construed in accordance with, the laws of the State of Alaska and the authority granted to the individual Participants thereunder.

Article 26.

CAPTIONS, MERGER OF ADDENDA AND EXHIBITS

Section 26.1	Captions

Captions of the various articles herein are intended for convenience of reference only and shall not define or limit any terms or provisions.

Section 26.2	Merger

The following addendum and exhibits as attached hereto are hereby merged into this Agreement:

Exhibit A – Former AS 44.83.380

Exhibit B – Definitions

Page 47 of 53 – Amended and Restated Alaska Intertie Agreement

Exhibit C – Form of New Participant Addendum

Exhibit D – Former AS 44.83.398(f) Exhibit E – Intertie Facilities Diagram

Exhibit E – Intertie Facilities Diagram

Exhibit F – Form of User Agreement

Exhibit G – Sample MITCR Calculation

Exhibit H – Reserve Capacity and Operating Reserve Responsibility Agreement

Subsequent Entering Participant addenda also shall be merged into this Agreement upon their execution by AEA and the Participants.

Article 27.

NOTICES

Section 27.1	Notices

27.1.1	Address. Any notice or demand under this Agreement is properly given if sent by registered or certified mail and addressed to the following:

General Manager

Municipality of Anchorage, Alaska

Municipal Light and Power

1200 East First Avenue

Anchorage, Alaska 99501

Executive Director

Alaska Energy Authority

813 West Northern Lights Blvd.

Anchorage, Alaska 99503

President

Alaska Electric Generation

and Transmission Cooperative, Inc.

3977 Lake Street

Homer, Alaska 99603

Chief Executive Officer

Chugach Electric Association, Inc.

Pouch 6300

Anchorage, Alaska 99503 or

5601 Electron Drive

Anchorage, Alaska 99502

President and CEO

Golden Valley Electric Association, Inc.

P.O. Box 71249

Fairbanks, Alaska 99707 or

758 Illinois Street

Fairbanks, Alaska 99701

Page 48 of 53 – Amended and Restated Alaska Intertie Agreement

with a copy to:

Kirk H. Gibson

McDowell Rackner & Gibson PC

419 SW 11th Ave., Suite 400

Portland, Oregon 97205

The foregoing designations of the name or address to which notices or demands are to be directed may be changed at any time by written notice given by any Participant to all others.

27.1.2	Means of Notice. Any notice or request of a routine character in connection with the use of Capacity or delivery of Energy, or in connection with the operation of facilities, shall be given in the manner so designated by the Operating Committee, or the IMC.

Article 28.

AMENDMENTS

Except as expressly provided for in this Agreement, neither this Agreement nor any part hereof may be terminated, amended, supplemented, waived, or modified except by a written instrument signed by a minimum of 75 percent of the members of the IMC constituting greater than 66 percent of the total Annual System Demand of all members of the IMC, including the affirmative vote of AEA.

Article 29.

MUTUAL RIGHT OF ENTRY

Each Participant and AEA hereby grants a license and permit to the operators of the Intertie, including the operators’ employees or contractors, to enter upon its rights-of-way and to make use of its easements (or similar right to use or enter upon property) to perform work related to the repair, operation or maintenance of Intertie facilities located thereon. Any such entry shall comply with the requirements and restrictions of the right-of-way or easement. Notice of entry and the purpose(s) for it shall be provided to the owner or holder in as timely a manner as is practicable under the then-existing circumstances.

Article 30.

AGENTS

Each Participant shall provide notice to the IMC and the operators of the Intertie of that Participant’s appointment of an agent, or Designated Contractor. The Participant shall remain fully responsible under this Agreement for all acts or failures to act of its agents or Designated

Page 49 of 53 – Amended and Restated Alaska Intertie Agreement

Contractors. Appointment of an agent or Designated Contractor shall not relieve a Participant of any of its responsibilities or obligations under this Agreement. The appointment of an agent or Designated Contractor shall not be used to have, or have the right to control more than one vote or have more than one voting representative on the IMC. See Section 8.1, Establishment of the Intertie Management Committee, Right to Vote. An agent or Designated Contractor must meet the requirements of this Agreement to become a Participant.

Article 31.

AGREEMENT APPROVAL AND TRANSMITTAL

By signing this Agreement, a Participant does not subject itself to rate regulation by the Regulatory Commission of Alaska (RCA). AEA will transmit this Agreement to the RCA for informational purposes only.

[The remainder of this page intentionally left blank]

Page 50 of 53 – Amended and Restated Alaska Intertie Agreement

Article 32.

CONSTRUCTION OF AGREEMENT

Each Participant agrees that it has participated as fully as it deemed prudent in the drafting and negotiation of this Agreement. Accordingly, the Agreement will not be construed against any particular Participant, or Participants, as the drafter.

IN WITNESS WHEREOF, the Participants have caused this Agreement to be executed by their duly authorized officers or representatives as of the day and year first above written. This Agreement may be executed in counterparts each of which shall be an original, and all of which shall be merged into this Agreement.

ALASKA ENERGY AUTHORITY

By:	/s/ Sara Fisher-Goad

Title:	Executive Director

SUBSCRIBED AND SWORN TO before me on the 18 day of November, 2011.

/s/ Teri Webster

Notary Public, State of Alaska

My Commission Expires:	w/office

MUNICIPALITY OF ANCHORAGE, ALASKA d.b.a. MUNICIPAL LIGHT AND POWER

By:	/s/ George Vakalis

Title:	Municipal Manager

SUBSCRIBED AND SWORN TO before me on the 18 day of November, 2011.

/s/ Teri Webster

Notary Public, State of Alaska
My Commission Expires:	w/office

Page 51 of 53 – Amended and Restated Alaska Intertie Agreement

CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Bradley W. Evans

Title:	CEO

SUBSCRIBED AND SWORN TO before me on the 18 day of November, 2011.

/s/ Teri Webster

Notary Public, State of Alaska

My Commission Expires:	w/office

GOLDEN VALLEY ELECTRIC ASSOCIATION, INC.

By:	/s/ Brian Newton

Title:	President/CEO

SUBSCRIBED AND SWORN TO before me on the 18 day of November, 2011.

/s/ Teri Webster

Notary Public, State of Alaska

My Commission Expires:	w/office

Page 52 of 53 – Amended and Restated Alaska Intertie Agreement

ALASKA ELECTRIC GENERATION AND TRANSMISSION COOPERATIVE, INC.

By:	/s/ Evan J. Griffith

Title:	General Manager

SUBSCRIBED AND SWORN TO before me on the 18 day of November, 2011.

/s/ Teri Webster

Notary Public, State of Alaska

My Commission Expires:	w/office

Page 53 of 53 – Amended and Restated Alaska Intertie Agreement

EXHIBIT A

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

TEXT OF FORMER AS 44.83.380

EXHIBIT A

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

TEXT OF FORMER AS 44.83.380

c. 44. 83. 380. Program established

(a) The energy program for Alaska is established. The program shall be administered by the Alaska Power Authority.

(b) The energy program for Alaska is a program by which the authority may acquire or construct power projects with money appropriated by the legislature to the power development fund established in AS 44.83.382. A power project may be acquired or constructed as part of the energy program for Alaska only if the project is submitted to and approved by the legislature in accordance with procedures set out in AS 44.83.177 – 44.83.187.

(c) The provisions of AS 36.10.010 – 36.10.125 apply to power projects constructed by the authority under AS 44.83.380 – 44.83.425.

(Section 1, chapter 118 SLA, 1981)

Page 1 of 1 – Exhibit A to Amended and Restated Alaska Intertie Agreement

EXHIBIT B

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

DEFINITIONS

EXHIBIT B

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

DEFINITIONS

ABBREVIATIONS

1.	AML&P	Municipal Light and Power, a department of the Municipality of Anchorage, Alaska.

2.	AEA	Alaska Energy Authority.

3.	AEG&T	Alaska Electric Generation and Transmission Cooperative, Inc., of which Homer Electric Association, Inc. and Matanuska Electric Association, Inc. are members.

4.	APA	Alaska Power Authority (predecessor agency to AEA).

5.	CEA	Chugach Electric Association, Inc.

6.	GVEA	Golden Valley Electric Association, Inc.

7.	HEA	Homer Electric Association, Inc.

8.	MEA	Matanuska Electric Association, Inc.

DEFINITIONS

1. Accredited Capability of a Participant – shall mean: (a) the net generating capability of a Participant; plus (b) the value in kilowatts assigned to that Participant’s purchases and/or firm commitments for power from electric suppliers under contracts now existing and hereafter created; minus (c) the value in kilowatts assigned to any commitment of that Participant to deliver power to any electric supplier or suppliers pursuant to any valid order or under separate contract or contracts now existing or hereafter created. The Accredited Capability of a Participant may be determined and assigned by the Operating Committee in accordance with the provisions of the Agreement.

2. Affiliate(s) – shall mean any subsidiary or other entity which is associated with or has a legal relationship with a Party to the Agreement, or a successor agreement, or any related agreements. Such associated shall be considered the ownership of a controlling interest or other right to control, either directly or indirectly, the affairs of the affiliated entity.

Page 1 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

3. Agreement – shall have the meaning as provided in the preamble of the Agreement.

4. Annual Debt Service Cost – shall have the meaning provided in Section 7.1.1.3

5. Annual System Demand – shall mean the highest hourly System Demand occurring during the 12-month period ending with the current month and that is used in the MITCR calculation.

6. Available Accredited Capability of a Participant. – shall mean the Accredited Capability adjusted for generating capacity out of service for maintenance or repair.

7. Capacity – shall mean the time rate of generating, transferring or using electric Energy, usually expressed in kilowatts.

8. Capacity Rate (or Intertie Capacity Rate) – shall have the meaning provided in Section 7.2.6, Capacity Rate.

9. Control Area – shall mean an interconnected system of one or more utilities which manually or automatically controls all generation to meet the total load, plus or minus the power it is delivering or receiving from neighboring systems by exercising operating control of the resources necessary to meet the loads within the Control Area on an instantaneous and continuous basis. The Participant exercising operating control for a Control Area provides the following services:

a. regulate generating facilities and other power resources to effect instantaneous and continuous supply of the power requirements of the loads within the Control Area;

b. regulate generating facilities to assist in the control of frequency and time correction; and

c. monitor continuously the power flows between the Control Area and the Control Area(s) with which it is interconnected.

10. Cost of Improvements – shall have the meaning provided in Section 7.1.1.6

11. Declared Capability – shall mean the current capability of a generating unit which is not greater than the published capability of the unit.

12. Decremental Cost – shall mean the cost of fuel, operating labor and maintenance which would have been incurred to provide the Operating Reserves at any time and which are avoided by the other Participant, including the cost of avoiding the starting and operating of a generating unit or units and a proportional amount of the annual debt service on the capital investment of the highest cost (per kw) generating unit

Page 2 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

on the receiving Participant’s system. The decremental cost of Operating Reserves shall be the total of such avoided costs to the receiving Participant. In situations where a Participant would have incurred replacement fuel costs which are higher than the cost of existing fuel supply, replacement costs shall be utilized.

13. Designated Contractor – shall mean the contractor designated by the United States Army from time to time as provided in Article 30, AGENTS, to operate utility systems on the United States Army’s bases.

14. Effective Date – shall the meaning provided in the preamble of the Agreement.

15. Emergency Outage (Forced Outage) – shall mean any unanticipated, unscheduled outage of generating or transmission facilities for other reasons than planned maintenance. Such outage classification shall not exceed a period of four hours.

16. Energy – shall mean as commonly used in the electric utility industry, electric energy means kilowatt hours (kWh).

17. Energy Rate – shall have the meaning provided in Section 7.2.5, Energy Rate.

18. Extraordinary Maintenance and Replacement Costs – shall have the meaning provided in Section 7.1.1.2.

19. GVEA Control Area – shall have the meaning as provided in Sections 10.1.3, GVEA Responsibilities.

20. Improvement – shall have the meaning provided in Section 6.4.1, Development of Improvements.

21. IMC – shall mean the Intertie Management Committee. The criteria for membership in the IMC is provided in Section 4.3, Membership In IMC, and its establishment, authority and duties are set out in Article 8, INTERTIE MANAGEMENT COMMITTEE.

22. IMC Bylaws – shall have the meaning provided in Section 8.2, Adoption of Procedural Rules or Bylaws.

23. Incremental Cost – shall mean the cost of fuel, operating labor, maintenance and a proportional amount of the annual debt service on the capital investment of the next generating unit that would be used to provide the required capability and Energy. It shall include the cost of starting and operating any generating unit required to provide such Energy. The incremental cost of supplying Operating Reserve shall be the total of such costs for the period of time involved. In situations where a Participant will incur replacement fuel costs which are higher than the cost of the existing fuel supply, replacement costs shall be used.

24. Incremental Energy Cost – shall mean the cost of fuel, operating labor and maintenance to generate the next unit of Energy required at any time, including the cost of starting and operating any generating unit which must be started as a result of

Page 3 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

supplying such Energy. The incremental cost per kilowatt hour for any particular transaction shall be the total of such costs divided by the kilowatt hours scheduled for delivery to the receiving Participant. In situations where a Participant will incur replacement fuel costs which are higher than the cost of existing fuel supply, replacement costs shall be used.

25. Interruptible Transmission Service – shall mean a service providing for transmission of electric Energy in bulk from one utility system through the utility’s transmission system providing the transmission service to another utility. This service is made available with the understanding that it can be curtailed or interrupted at any time with little or no notice at the discretion of the supplier.

26. Intertie – shall mean the electrical transmission facilities constructed by APA or AEA to interconnect the Participants in North-Central Alaska with the Participants in South-Central Alaska and facilities under contract to AEA that are part of the interconnected Intertie system.

27. Intertie Costs – shall have the meaning provided in Section 7.1, Intertie Cots.

28. Intertie Point of Interruption – shall mean the AEA-owned facilities in the Douglas Substation, which is also the point of interconnection between AML&P’s and GVEA’s Control Areas.

29. Intertie Operators – shall mean the operators at the control centers of AML&P and GVEA, the utilities that have operational responsibility for the Intertie under Article 10, OPERATION OF THE INTERTIE.

30. Intertie System – shall mean the Participants of the Alaska Intertie Agreement functioning as an interconnected electrical system.

31. Intertie Transaction – shall mean transfer of electric energy on the Intertie or a commitment to provide reserve capacity between Participants and/or Users.

32. Intertie User Agreement or User Agreement – shall mean an agreement adopted by the IMC pursuant to the requirements of Section 8.6.2, Intertie User Agreements, which provides common terms and conditions for Capacity and Energy transactions on the Intertie by Participants and Users. The initial form of the User Agreement is Exhibit F to the Agreement.

33. Maximum Intertie Transfer Capability – shall mean, for purposes of this Agreement, the maximum Intertie transfer capability is 78 MW, net of losses, as provided in Section 6.3, Maximum Intertie Transfer Capability, unless changed by the IMC pursuant to Section 6.2.4, IMC Authority to Change Capacity Allocation Methodology.

34. MITCR – shall mean the Minimum Intertie Transfer Capability Rights as discussed in Article 6, MINIMUM RIGHTS OF THE PARTICIPANTS AND USERS TO USE INTERTIE FACILITIES. A sample MITCR calculation is included in Exhibit G.

Page 4 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

35. New Participant Addendum – shall mean the agreement required by Section 4.2, New Participant, as part of the requirements for the addition of a new Participant.

36. Non-Spinning Reserve – shall mean all unloaded generating capability not meeting the Spinning Reserve criteria that can be made fully effective in 45 minutes.

37. Northern Group – Shall initially mean GVEA.

38. Open Access – shall have the meaning provided in Section 16.1, Definition.

39. Operating Committee – shall mean the committee established by Section 9.1, Establishment of the Operating Committee.

40. Operating Reserve – shall mean the sum of Spinning and Non-Spinning Reserves.

41. Operating Reserve Obligation – shall mean that amount of Spinning Reserve and Non-Spinning Reserve which a Participant is obligated under the terms of this Agreement to provide for the purpose of maintaining continuity of service.

42. Operation and Maintenance Costs – shall have the meaning provided in Section 7.1.1.1.

43. Original Agreement – shall mean the Alaska Intertie Agreement dated December 23, 1985.

44. Participant – shall have the meaning provided in the preamble to the Agreement and Article 4, PARTICIPANT.

45. Payment Obligation – shall have the meaning provided in Section 8.7, Payment Obligation Unimpaired.

46. Prudent Utility Practices – shall mean Prudent Utility Practices at a particular time means any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost Consistent with reliability, safety and expedition, including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electrical utility industry prior thereto. In applying the standard of Prudent Utility Practices to any matter under the Agreement, equitable consideration should be given to the circumstances, requirements and obligations of each of the Participants, and the fact that the Participants are cooperatives, public corporations, or political subdivisions of the State of Alaska with prescribed statutory powers, duties and responsibilities. It is recognized that Prudent Utility Practice are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather is a spectrum of possible practices, methods or acts which could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practices include due regard for manufacturers’ warranties and the replacement of governmental authorities having jurisdiction.

Page 5 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

47. Railbelt – shall mean, in reference to a utility or Participant, those electrically connected electric utilities situated along the Alaska Railroad from Fairbanks to Seward, Alaska.

48. Reliability Standards – shall mean those standards having to do with promoting the reliable operation of the Intertie developed, adopted and enforced by the IMC in compliance with the requirements of Article 3, OPERATING AND RELIABILITY STANDARDS AND ENFORCEMENT. The Reserve Capacity and Operating Reserve Responsibility agreement, which is Exhibit H to the Agreement, will constitute the Reliability Standards until such time as the IMC adopts and implements additional standards.

49. Reliability Standards Implementation Agreement – shall man that contractual agreement between the IMC and the Participants and Users for the implementation of IMC-approved reliability standards.

50. Representative – shall have the meaning provided in Section 9.1.2, Representatives.

51. Required Work – shall have the meaning provided in Section 8.8, AEA’s Ability to Perform Required Work, and Section 6.4.4, Right to Make Improvements – Required Work.

52. Reserve Capacity – shall mean the excess in kilowatts of a system’s Net Generating Capacity over its maximum System Demand for any period.

53. Reserve Capacity Obligation – shall mean the capacity which a Participant is obligated to reserve and use for the purpose of maintaining continuity of service.

54. Reserve Fund – shall mean the fund established to provide for repairs to and replacements of Intertie Facilities pursuant to Section 7.1.1.4, and Section 8.6.12, Creation of Reserve Fund, consistent with Prudent Utility Practice and in compliance with applicable law and regulations, or as required by any bond or other borrowing covenants

55. Scheduled Outage – shall mean any outage of generating or transmission facilities which is scheduled in advance to be out of service.

56. Southern Group – shall initially mean AML&P, CEA, AEG&T, MEA, and HEA.

57. Spinning Reserve – shall mean the amount of unloaded generating capability of a Participant connected to and synchronized with the interconnected system of the Participants and ready to take load. Spinning Reserve allocation to any generator shall not exceed the amount of generation increase that can be realized immediately from normal governor control.

Page 6 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

58. System Demand – shall mean that number of kilowatts which is equal to the kilowatt-hours required in any clock hour, attributable to Energy required during such hour for supply of Energy to a system’s consumers, including system losses, and also including any wheeling losses occurring on other systems and supplied for transmission of such Energy, but excluding generating station uses and excluding wheeling losses supplied by another system.

59. Total Operating Reserve Obligation – shall mean that amount of Spinning Reserve and Non-Spinning Reserve of the Participants collectively required to maintain continuity of service.

60. Transmission Service – shall mean service provided by the use of the transmission system of a Participant directly connected to the Intertie for wheeling of power and energy through its system for another Participant.

61. Transmission Service Facilities – shall mean the integrated transmission facilities of the transmitting utility, excluding power plant step-up transformation and radial lines to loads or generators.

62. User – shall mean any entity actually using the Intertie that has executed a User Agreement, including a Participant that has executed a User Agreement.

63. User Agreement or Intertie User Agreement – shall mean an agreement adopted by the IMC pursuant to the requirements of Section 8.6.2, Intertie User Agreement, that provides common terms and conditions for Capacity and Energy transaction on the intertie by Participants and Users. The initial form of the User Agreement is Exhibit F to the Agreement.

*  *  *  *  *

Page 7 of 7 – Exhibit B to Amended and Restated Alaska Intertie Agreement

EXHIBIT C

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

NEW PARTICIPANT ADDENDUM

NEW PARTICIPANT ADDENDUM

TO THE

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

This New Participant Addendum to the Amended and Restated Alaska Intertie Agreement (“Addendum”) is made by and between                      (“New Participant”), and the Intertie Management Committee (“IMC”) on             , 20     in order to comply with the terms and conditions for the admission of new Participants as set forth in the Amended and Restated Intertie Agreement dated November     , 2011, (“Intertie Agreement”).

THEREFORE, in consideration of the mutual covenants in this Addendum, the New Participant and the IMC agree as follows:

Article 1.

DEFINITIONS

Except as specifically set forth in this Addendum, definitions for capitalized terms are as specified in Exhibit B to the Intertie Agreement and are incorporated herein by this reference. Exhibit B to the Intertie Agreement may be amended from time to time in the manner provided in Article 28, AMENDMENTS, of the Intertie Agreement.

Article 2.

TERM AND EFFECTIVE DATE

Section 2.1	Effective Date of the Addendum

This Addendum shall be effective and the New Participant shall be a Participant with the same rights and obligations as the other Participants under the Intertie Agreement upon the date of last to occur of: a) the execution of this Addendum by the IMC; b) the IMC’s determination pursuant to Section 4.2, New Participant of the Intertie Agreement, if required, or, if applicable, the New Participant’s compliance with Article 5, WITHDRAWAL OF AEG&T AND OTHER PARTICIPANT AND USER STATUS of the Intertie Agreement (“Effective Date”).

Article 3.

COMPLIANCE WITH INTERTIE AGREEMENT AND STANDARDS

Section 3.1	Compliance with Intertie Agreement, Operating and Reliability Standards

3.1.1	Compliance With Intertie Agreement. The New Participant agrees to comply with the provisions of the Intertie Agreement and to fully and faithfully perform the duties and responsibilities of a Participant as provided in the Intertie Agreement in the same manner and effect as if New Participant was a signatory to the Intertie Agreement. New Participant hereby acknowledges that it has received a current copy of the Intertie Agreement and that it is aware that the Intertie Agreement may be amended from time to time.

Page 1 of 4 – Exhibit C to Amended and Restated Alaska Intertie Agreement

3.1.2	Compliance With Standards. Upon and after the Effective Date of this Addendum, the New Participant agrees to execute any necessary agreements and take such reasonable actions as may be required by the IMC in order to implement any operating standards or Reliability Standards approved by the Reliability Standards in force on the effective date of this Addendum or subsequently adopted by the IMC and, in the event of failure to comply, agrees to be subject to any sanctions applicable to such failure, all as provided in the Intertie Agreement.

3.1.3	Required Data Submissions. Upon and after the Effective Date of this Addendum, the New Participant or its designated agent or Designated Contractor shall submit all data as reasonably requested by the IMC, whether related to any operating standards, Reliability Standards, or otherwise. The New Participant shall notify the IMC of its designation of an agent or Designated Contractor prior to having that agent or Designated Contractor submit any data on behalf of the New Participant.

Article 4.

NOTICES

Any notice or demand under this Agreement is properly given if sent by registered or certified mail and addressed to the following:

New Participant:

with a copy to:

Page 2 of 4 – Exhibit C to Amended and Restated Alaska Intertie Agreement

IMC:

with a copy to:

Kirk H. Gibson
McDowell Rackner & Gibson PC
419 SW 11th Avenue, Suite 400
Portland, OR 97205

Article 5.

WAIVERS

Any waiver at any time by the New Participant or the IMC of its rights with respect to a default under this Addendum, or with respect to any other matter arising in connection with this Addendum, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay short of the statutory period of limitations in asserting or enforcing any right shall not be deemed a waiver of such right.

Article 6.

SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES

The provisions of this Addendum shall not create any rights in favor of any person, corporation, or association not a signatory to this Addendum or the Intertie Agreement, and the obligations herein assumed are solely for the use and benefit of the signatories to this Addendum and the Agreement.

Article 7.

GOVERNING LAW

This Addendum is made subject to, and shall be governed by and construed in accordance with the laws of the State of Alaska and the authority granted to the individual Participants thereunder.

Page 3 of 4 – Exhibit C to Amended and Restated Alaska Intertie Agreement

Article 8.

CAPTIONS

Captions of the various articles herein are intended for convenience of references only and shall not define or limit any terms or provisions.

Article 9.

AMENDMENTS

Neither this Addendum nor any part hereof may be terminated, amended, supplemented, waived, or modified except by an instrument in writing signed by the IMC, and the New Participant.

Article 10.

CONSTRUCTION OF AGREEMENT

Each signatory to this Addendum agrees that it has had its legal advisers review this Addendum. Accordingly, the Addendum will not be construed against any particular party as the drafter.

IN WITNESS WHEREOF, the IMC, and New Participant have caused this Addendum to be executed by their duly authorized officers or representatives as of the day and year first above written.

NEW PARTICIPANT

By:

Title:

SUBSCRIBED AND SWORN TO before me on the              day of     , 2011.

Notary Public, State of Alaska
My Commission Expires:

INTERTIE MANAGEMENT COMMITTEE

By:

Title:

SUBSCRIBED AND SWORN TO before me on the              day of     , 2011.

Notary Public, State of Alaska
My Commission Expires:

Page 4 of 4 – Exhibit C to Amended and Restated Alaska Intertie Agreement

EXHIBIT D

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

TEXT OF FORMER AS 44.83.398(f)

EXHIBIT D

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

TEXT OF FORMER AS 44.83.398(f)

(f) The provisions of (b) of this section do not apply to an intertie that is authorized as a separate project under former AS 44.83.380. The authority shall establish and maintain separate power rate schedules applicable to each intertie that has acquired or constructed as a separate power project under the energy program for Alaska. The power rate schedules shall produce sufficient revenue from utilities connected by the intertie to pay (1) operation, maintenance, and equipment replacement costs of the intertie; (2) debt service of the intertie; and (3) safety inspections investigations of the intertie by the authority.

If the authority determines that intertie has ceased to function as a separate project and has become a part of one or more other power projects as a transmission line, the power rate schedules established under this subsection shall be terminated and a wholesale power rate applicable to the former intertie shall be calculated under (b) of this section for the project or projects of which it has become a part.

Page 1 of 1 – Exhibit D to Amended and Restated Alaska Intertie Agreement

EXHIBIT E

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

INTERTIE FACILITIES DIAGRAM

EXHIBIT E
AMENDED AND RESTATED ALASKA INTERTIE AGREEMENT
INTERTIE FACILITIES DIAGRAM

WILSON
SVS
AEA
GVEA
GOLDHILL
LEGEND
BOUNDARY OF AEA INTERTIE FACILITIES
BOUNDARY OF FACILITIES OWNED BY PARTICIPATING COMPANIES
GVEA LINE
69KV MAIN BUS
FEEDER NO. 1
FEEDER NO. 2
24.9KV MAIN BUS
138KV MAIN BUS
HEALY
CANTWELL
MIDPOINT OF INTERTIE
STEVENS / MEA
AEA MEA
TEELAND
DOUGLAS
FEEDER NO. 3
FUTURE

EXHIBIT F

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

FORM OF USER AGREEMENT

EXHIBIT F

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

FORM OF USER AGREEMENT

This Intertie User Agreement (“User Agreement”), is made and entered into this              day of     , 20    , between the Intertie Management Committee, (“IMC”); and,                      (“User”) to set forth the basic terms and conditions of User’s right to use the Alaska Intertie (“Intertie”). The rights and responsibilities of all Intertie users, as well as the manner and means of operating the Intertie, are as set forth in the Amended and Restated Alaska Intertie Agreement (“Intertie Agreement”) which is attached as Exhibit 1. The IMC and User shall be referred to individually as “Party” and collectively as “Parties.”

The Parties hereby agree:

1. TERM, TERMINATION, AND CONSTRUCTION.

1.1	Term.

This User Agreement shall become effective upon its execution by the Parties and shall expire on the earlier of: (a) its termination as set forth in Section 1.2, Termination, of this User Agreement; (b) the expiration of the power supply contract User has with an AEA project; or (c) at 24:00 hours Alaska Standard Time on             .

1.2	Termination.

This User Agreement may be terminated by:

a.	The mutual agreement of both Parties for termination evidenced by a writing executed by the authorized representatives of both Parties.

b.	Either Party, upon thirty (30) days written notice.

c.	The IMC for cause, in the event of User’s material breach of this User Agreement.

d.	The IMC for Cause, if User’s non-compliance with the Intertie operating policies and procedures or Reliability Standards results in or contributes to sanctions against another party, and User has not reimbursed such other party. for the full cost of any such non-compliance or sanctions within thirty (30) days of notice from the IMC.

Page 1 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

e.	The IMC For Cause, upon User’s failure to timely pay any Intertie related charge, cost, or sanction that is due and owing within thirty (30) days notice of such failure from the IMC.

1.3	Construction

Unless specifically provided otherwise in this User Agreement, all capitalized terms shall have the meanings set out in Exhibit B of the Intertie Agreement.

2. COMPLIANCE WITH IMC REQUIREMENTS.

The User shall comply with the requirements of all scheduling and other operating policies and procedures and any Reliability Standards established by the IMC and the Agreement. The User may be required to supply reserves and/or execute an agreement evidencing the User’s obligation to supply reserves. In the event of failure to comply with any requirements of the IMC, User agrees to be subject to any sanctions applicable to such failure. User shall be entitled to all of the rights and privileges and be subject to all of the obligations of a Participant or User, as applicable, under the Intertie Agreement. The failure of the User to comply with the requirements of this section shall provide the IMC the right to terminate this User Agreement under Section 1.2(c), Termination.

3. RATES AND CHARGES

The rates and charges for use of the Intertie, including for any ancillary services, shall be as established by the IMC from time to time pursuant to the requirements of the Intertie Agreement.

4. ANCILLARY SERVICES AND RESERVES.

The User shall accept, and pay the IMC-approved charges for, any ancillary services required by the IMC related to User’s use of the Intertie. The IMC at any time during the term of this agreement may require the User to execute an agreement to provide reserves to support its use of the Intertie. The failure of the User to comply with the requirements of this section shall provide the IMC with the right to terminate this User Agreement under Section 1.2(c), Termination.

5. PATH AND CAPACITY ALLOCATION.

The User shall have the right to use the Intertie at the points of receipt and delivery specified in Exhibit B to this User Agreement. Any additional, or required, facilities shall be as specified in the Intertie operating policies and procedures, Reliability Standards, or other requirements adopted by the IMC pursuant to the Intertie Agreement. Exhibit B shall also set out the amount of User’s Intertie capacity allocation.

Page 2 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

6. INTERTIE OPERATORS RIGHTS.

Nothing in this User Agreement shall affect the rights and obligations of the Intertie Operators to maintain the reliability of the Intertie, including disconnection or curtailment of service to the User. User shall cooperate with the Intertie Operators at all times.

7. CREDIT SUPPORT.

The User shall be subject to any credit support requirements adopted by the IMC to secure User’s obligations under this User Agreement. Such credit support requirements may include providing a letter of credit, posting a bond, or other reasonable credit review procedures in accordance with standard commercial practices. The IMC may periodically review User’s creditworthiness and increase, reduce, or eliminate the required support or payment security. User shall have the right to request such a review no more than twice each calendar year.

8. PROHIBITION ON ASSIGNMENT

This User Agreement may not be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, each Party shall have the right to assign its rights under this User Agreement for security purposes to a lender or guarantor in connection with loans to that Party. This right of assignment is subject to the following: (a) neither a secured lender nor guarantor exercising any rights, power or privileges with respect to this User Agreement under any mortgage, deed of trust or other security instrument shall be entitled to exercise the rights of the Party under this User Agreement unless the obligations of such Party hereunder shall have been performed; (b) an assignment shall not in any way relieve such Party of any obligations hereunder; and, (c) an assignment shall not be permitted hereunder if such assignment would adversely affect the tax exemption of interest on any Intertie bonds or financing that was issued on a tax-exempt basis.

9. TRANSFER OF CONTROL OR SALE OF GENERATION FACILITIES.

In any sale or transfer of control of any generation facilities owned or controlled by User for any Intertie Transactions subject to this User Agreement, User shall as a condition of such sale or transfer require the acquiring party or transferee, with respect to the transferred facilities, either to assume the obligations of the User with respect to this User Agreement or to enter into an agreement with the IMC imposing on the acquiring party or transferee the same obligations applicable to User pursuant to this User Agreement.

10. AMENDMENT

No amendment to this User Agreement shall be valid unless it is in writing and signed by both Parties hereto. The terms and conditions to this User Agreement shall remain in effect throughout the term and shall not be subject to change through application to a regulatory or other governmental body or authority by one Party absent the written agreement of the other Party.

Page 3 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

11. NOTICES

Any notice, demand or request required or authorized by this User Agreement to be given in writing to a Party shall be delivered by hand, courier or overnight delivery service, mailed by certified mail (return receipt requested) postage prepaid, faxed, or delivered by mutually agreed electronic means and followed in writing to such Party at the following address:

User:

Email:

Fax:

IMC:

Email:

Fax:

The designation of such person and/or address may be changed at any time by either Party upon written notice to the other. Notice served by mail shall be effective upon receipt. Notice transmitted by electronic means (such as facsimile or, email) shall be effective upon receipt if received prior to 5:00 p.m. on any week day, and if not received prior to 5:00 p.m. on a week day, receipt shall be effective on the next week day, or as otherwise agree in writing by the Parties, so long as the notice transmitted by electronic means is followed in writing as set forth in this Article 11.

12. WAIVERS

Any waiver at any time by a Participant or the IMC with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay short of the statutory period of limitations in asserting or enforcing any right shall not be deemed a waiver of such right.

13. INTERPRETATION

Interpretation and performance of this User Agreement shall be in accordance with, and shall be controlled by, the laws of the State of Alaska. Article and section headings are for

Page 4 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

convenience only and shall not affect the interpretation of this User Agreement. References to articles, sections and appendices are, unless the context otherwise requires, references to articles, sections and appendices of this User Agreement.

14. INDEMNITY

14.1	Responsibility for Indemnity

a.	Costs of Indemnity. Each Party shall be responsible for the costs and liability arising out of, or in any way connected with, the acts or omissions of the Party, its agents, employees, or officers taken pursuant to or under color of this User Agreement.

b.	Indemnity. Each Party shall defend and indemnify the other from and against any claim or liability, including any related loss or cost, caused by or resulting from the design, construction, installation, operation, or maintenance of any of the electric facilities owned, operated, or maintained by the indemnifying party or by reason of the acts or omission of its agents, contractors, servants, or employees in connection therewith.

14.2	Comparative Negligence

Any liability, including costs of defense and attorney fees, for claims arising from the concurrent negligence of the Parties will be apportioned according to the respective percentage of fault attributable to each as determined by agreement or by the trier of fact.

Page 5 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

15. SEVERABILITY

If one or more provisions herein shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, it shall be given effect to the extent permitted by applicable law, and such invalidity, illegality or unenforceability shall not affect the validity of the other provisions of this User Agreement.

16. COUNTERPARTS

This User Agreement may be executed in counterparts and each shall be merged and have the same force and effect as an original.

IN WITNESS WHEREOF, the IMC and the User have each caused this Intertie User Agreement to be executed by their duly authorized representatives as of the date first above written.

USER

By:

Its:

INTERTIE MANAGEMENT COMMITTEE

By:

Its:

Page 6 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

EXHIBIT A

TO

FORM OF USER AGREEMENT

Copy of

AMENDED AND RESTATED ALASKA INTERTIE AGREEMENT

Page 7 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

EXHIBIT B

TO

FORM OF USER AGREEMENT

DELIVERY/RECEIPT POINTS AND CAPACITY ALLOCATION

Page 8 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

EXHIBIT B

TO

INTERTIE USER AGREEMENT

DELIVERY/RECEIPT POINTS:

CAPACITY ALLOCATION:

Page 9 of 9 – Exhibit F to Amended and Restated Alaska Intertie Agreement

EXHIBIT G

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

SAMPLE MITCR CALCULATION

MINIMUM INTERTIE TRANSFER CAPABILITY RIGHTS

(MITCR DETERMINATION)

FOR FISCAL YEAR 2012

Annual System Demand

	08 09	09 10	10 11	3 YR AVG
SOUTHERN PARTICIPANTS (MW)
AML&P	186.0	175.0	177.0	179.3	MW
CEA	258.4	233.3	242.2	244.6	MW
MEA	144.2	132.0	137.2	137.8	MW
ARMY S	0.0	0.0	10.0	3.3	MW

TOTAL				565.0	MW

NOUTHERN PARTICIPANTS (MW)

ARMY N	0.0	0.0	22.0	7.3	MW
GVEA	223.1	220.5	211.5	218.4	MW

TOTAL				225.7	MW

		FY 12
MITCR DETERMINATION

MEA	24.39%	19.02	MW
ML&P	31.73%	24.75	MW
CEA	43.29%	33.77	MW
ARMY S	0.58%	0.45	MW

ARMY N	3.20%	2.50	MW
GVEA	96.80%	75.50	MW

		155.99	MW

Intertie Capability N		78.00
Intertie Capability S		78.00

Page 1 of 1 – Exhibit G to Amended and Restated Alaska Intertie Agreement

EXHIBIT H

TO

AMENDED AND RESTATED

ALASKA INTERTIE AGREEMENT

RESERVE CAPACITY

AND

OPERATING RESERVE RESPONSIBILITY AGREEMENT

See Addendum No. 1 to the Alaska Intertie Agreement-Reserve Capacity and Operating Reserve Responsibility dated December 23, 1985. Previously filed as Exhibit 10.16 to the Registrant’s Registration Statement on Form S-1 dated September 19, 1991, SEC File No. 33-42125.